Filed Pursuant to Rule 424(b)(3)
Registration No. 333-147414

SUPPLEMENT NO. 6 DATED OCTOBER 23, 2008

TO PROSPECTUS DATED APRIL 25, 2008

APPLE REIT NINE, INC.

The following information supplements the prospectus of Apple REIT Nine, Inc. dated April 25, 2008 and is part of the prospectus. This Supplement updates the information presented in the prospectus. Prospective investors should carefully review the prospectus and this Supplement No. 6 (which is cumulative and replaces all prior Supplements).

Certain forward-looking statements are included in the prospectus and in this supplement. These forward-looking statements may involve our plans and objectives for future operations, including future growth and availability of funds. These forward-looking statements are based on current expectations, which are subject to numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, the continuation of our offering of units, future economic, competitive and market conditions and future business decisions, together with local, national and international events (including, without limitation, acts of terrorism or war, and their direct and indirect effects on travel and the economy). All of these matters are difficult or impossible to predict accurately and many of them are beyond our control. Although we believe the assumptions relating to the forward-looking statements, and the statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved.

“Courtyard by Marriott,” “Fairfield Inn,” “TownePlace Suites,” “SpringHill Suites” and “Residence Inn” are each a registered trademark of Marriott International, Inc. or one of its affiliates. All references below to “Marriott” mean Marriott International, Inc. and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Marriott is not responsible for the content of this prospectus supplement, whether relating to hotel information, operating information, financial information, Marriott’s relationship with Apple REIT Nine, Inc., or otherwise. Marriott is not involved in any way, whether as an “issuer” or “underwriter” or otherwise, in the offering by Apple REIT Nine, Inc. and receives no proceeds from the offering. Marriott has not expressed any approval or disapproval regarding this prospectus supplement or the offering related to this prospectus supplement, and the grant by Marriott of any franchise or other rights to Apple REIT Nine, Inc. shall not be construed as any expression of approval or disapproval. Marriott has not assumed, and shall not have, any liability in connection with this prospectus supplement or the offering related to this prospectus supplement.

“Hampton Inn,” “Hampton Inn & Suites,” “Homewood Suites,” “Hilton Garden Inn,” and “Embassy Suites” are each a registered trademark of Hilton Hotels Corporation or one of its affiliates. All references below to “Hilton” mean Hilton Hotels Corporation and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Hilton is not responsible for the content of this prospectus supplement, whether relating to hotel information, operating information, financial information, Hilton’s relationship with Apple REIT Nine, Inc., or otherwise. Hilton is not involved in any way, whether as an “issuer” or “underwriter” or otherwise, in the offering by Apple REIT Nine, Inc. and receives no proceeds from the offering. Hilton has not expressed any approval or disapproval regarding this prospectus supplement or the offering related to this prospectus supplement, and the grant by Hilton of any franchise or other rights to Apple REIT Nine, Inc. shall not be construed as any expression of approval or disapproval. Hilton has not assumed, and shall not have, any liability in connection with this prospectus supplement or the offering related to this prospectus supplement.

STATUS OF THE OFFERING

We completed the minimum offering of units (with each unit consisting of one Common Share and one Series A Preferred Share) at $10.50 per unit on May 14, 2008. We are continuing the offering at $11 per unit in accordance with the prospectus.

As of October 1, 2008, we had closed on the following sales of units in the offering:

Price Per Unit	Number of Units Sold	Gross Proceeds	Proceeds Net of Selling Commissions and Marketing Expense Allowance
$10.50	9,523,810	$100,000,000	$90,000,000
$11.00	19,542,556	$214,968,126	$193,471,313

Total	29,066,366	$314,968,126	$283,471,313

Our distributions since initial capitalization through June 30, 2008 (before we completed the purchase of any hotels) totaled $893,000 and were paid at a monthly rate of $0.073334 per common share beginning in June 2008. For the same period our cash generated from operations was $304,000. Due to the inherent delay between raising capital and investing that same capital in income producing real estate, we have had significant amounts of cash earning interest at short term money market rates. As a result, the difference between distributions paid and cash generated from operations has been funded from proceeds from the offering of units, and this portion of distributions is expected to be treated as a return of capital for federal income tax purposes. We intend to continue paying dividends on a monthly basis, at an annualized dividend rate of $0.88 per common share. Since a portion of distributions has to date been funded with proceeds from the offering of units, our ability to maintain our current intended rate of distribution will be based on our ability to fully invest our offering proceeds and thereby increase our cash generated from operations. Since there can be no assurance of our ability to acquire properties that provide income at this level, there can be no assurance as to the classification or duration of distributions at the current rate. Proceeds of the offering which are distributed are not available for investment in properties. See “Risk Factors—We may be unable to make distributions to our shareholders,” on page 28 of the prospectus.

SUMMARY OF OUR PROPERTIES

Purchase Summary

We currently own, through our subsidiaries, a total of 7 hotels. These hotels contain a total of 929 guest rooms. They were purchased for an aggregate gross purchase price of $124,617,440. Financial and operating information about these hotels is provided in another section below.

Loan Assumption

The purchase contract for one of our hotels required us to assume a loan secured by the hotel. The current outstanding principal balance of the assumed loan is $13,965,857. The assumed loan has a non-recourse structure, which means that the lender generally must rely on the property, rather than the borrower, as the lender’s source of repayment in any collection action. There are exceptions to the non-recourse structure in certain situations, such as misappropriation of funds and environmental liabilities. In these situations, the lender would be permitted to seek repayment from the guarantor or indemnitor of the loan, which is one of our wholly-owned subsidiaries.

Source of Funds and Related Party Payments

Our hotel purchases were funded by the proceeds from our ongoing offering of units. We also used our offering proceeds to pay $2,492,349, representing 2% of the gross purchase price for our hotel purchases, as a commission to Apple Suites Realty Group, Inc. This entity is owned by Glade M. Knight, who is one of our directors and our Chief Executive Officer.

We have entered into a property acquisition and disposition agreement with Apple Suites Realty Group, Inc. to acquire and dispose of our real estate assets. A fee of 2% of the gross purchase price or gross sale price in addition to certain reimbursable expenses will be payable for these services.

We have entered into an advisory agreement with Apple Nine Advisors, Inc. to manage us and our assets. An annual fee ranging from 0.1% to 0.25% of total equity proceeds received by us in addition to certain reimbursable expenses will be payable for these services. Apple Nine Advisors, Inc. has entered into an agreement with Apple REIT Six, Inc. to provide certain management services to us. We will reimburse Apple Nine Advisors, Inc. for the cost of the services provided by Apple REIT Six, Inc. Apple Nine Advisors, Inc. in turn will pay Apple REIT Six, Inc. for the cost of the services provided by Apple REIT Six, Inc. Total advisory fees and reimbursable expenses incurred by us under the advisory agreement are included in general and administrative expenses and totaled approximately $49,000 for the six months ended June 30, 2008. Apple Nine Advisors, Inc. is owned by Glade M. Knight, who is also the Chairman and Chief Executive Officer of Apple REIT Six, Inc.

State and Franchise Summary

The below map shows the states in which our hotels are located, and the following charts summarize our room and franchise information.

States in which Our Hotels are Located

Number of Guest Rooms by State

Type and Number of Hotel Franchises

Ownership, Leasing and Management Summary

Each of our hotels has been leased to one of our wholly-owned subsidiaries, as the lessee, under a separate hotel lease agreement. For simplicity, the applicable lessee will be referred to below as the “lessee.”

Each hotel is managed under a separate management agreement between the applicable lessee and the manager. For simplicity, the applicable manager will be referred to below as the “manager.”

The hotel lease agreements and the management agreements are among the contracts described in another section below. The table below specifies the franchise, hotel owner, lessee and manager for our hotels:

	Hotel	Franchise (a)	Hotel Owner/Lessor	Lessee	Manager
1.	Tucson, Arizona	Hilton Garden Inn	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Management, Inc.	Texas Western Management Partners, L.P.
2.	Charlotte, North Carolina	Homewood Suites	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Management, Inc.	MHH Management, LLC
3.	Santa Clarita, California	Courtyard	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Management, Inc.	Dimension Development Two, LLC
4.	Allen, Texas	Hampton Inn & Suites	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Texas Services, Inc.	Gateway Hospitality Group, Inc. (b)
5.	Twinsburg, Ohio	Hilton Garden Inn	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Management, Inc.	Gateway Hospitality Group, Inc. (b)
6.	Lewisville, Texas	Hilton Garden Inn	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Texas Services, Inc.	Gateway Hospitality Group, Inc. (b)
7.	Duncanville, Texas	Hilton Garden Inn	Apple Nine SPE Duncanville, Inc.	Apple Nine Services Duncanville, Inc.	Gateway Hospitality Group, Inc. (b)

Notes for Table:

(a)	All brand and trade names, logos or trademarks contained, or referred to, in this prospectus supplement are the properties of their respective owners. These references shall not in any way be construed as participation by, or endorsement of, our offering by any of our franchisors or managers.
(b)	The hotels specified were purchased from an affiliate of the indicated manager.

We have no material relationship or affiliation with the hotel sellers or managers, except for the relationship resulting from our purchases, our management agreements for the hotels we own, the pending purchase contracts and any related documents.

POTENTIAL ACQUISITIONS

Purchase Contracts

We have entered into, or caused one of our wholly-owned subsidiaries to enter into, purchase contracts for 19 other hotels. These contracts are for direct hotel purchases or, in certain cases, a purchase of the entity that currently owns the hotel. The following table summarizes the hotel and contract information:

Purchase Contracts for Potential Acquisitions

	Hotel	Franchise (a)	Date of Purchase Contract	Number of Rooms	Gross Purchase Price
1.	Allen, Texas	Hilton Garden Inn	August 1, 2008	150	$18,500,000
2.	Bristol, Virginia	Courtyard	August 7, 2008	175	18,650,000
3.	Santa Clarita, California	Hampton Inn	August 29, 2008	128	16,500,000
4.	Santa Clarita, California (a)	Residence Inn	August 29, 2008	90	16,000,000
5.	Santa Clarita, California (a)	Fairfield Inn	August 29, 2008	66	9,000,000
6.	Beaumont, Texas	Residence Inn	September 11, 2008	133	16,900,000
7.	Hillsboro, Oregon (b)	Embassy Suites	October 3, 2008	165	32,500,000
8.	Hillsboro, Oregon (b)	Hampton Inn & Suites	October 3, 2008	106	14,500,000
9.	Pueblo, Colorado	Hampton Inn & Suites	October 6, 2008	81	8,025,000
10.	Durham, North Carolina	Homewood Suites	October 10, 2008	122	19,050,000
11.	Clovis, California (b)	Hampton Inn & Suites	October 17, 2008	86	11,150,000
12.	Clovis, California (b)	Homewood Suites	October 17, 2008	83	12,435,000
13.	Panama City, Florida (b)	Hampton Inn & Suites	October 17, 2008	95	11,600,000
14.	Dothan, Alabama (b)	Hilton Garden Inn	October 20, 2008	104	11,600,836
15.	Albany, Georgia (b)	Fairfield Inn & Suites	October 20, 2008	87	7,919,790
16.	Hattiesburg, Mississippi (b)	Residence Inn	October 20, 2008	84	9,793,028
17.	Panama City, Florida (b)	TownePlace Suites	October 20, 2008	103	10,640,346
18.	Johnson City, Tennessee (b)	Courtyard	October 20, 2008	90	9,879,788
19.	Troy, Alabama (b)	Courtyard	October 20, 2008	90	8,696,456

			Total	2,038	$263,340,244

Notes for Table:

(a)	The indicated hotels are subject to a single purchase contract.
(b)	The indicated hotels are currently under development. The table shows the expected number of rooms upon hotel completion and the expected franchise.

In general, each purchase contract listed above required a deposit upon (or shortly after) execution. An additional deposit is typically due upon the expiration of the contract review period. If a closing occurs under a purchase contract, the initial and additional deposits are credited toward the purchase price. If a closing does not occur because the seller fails to satisfy a condition to closing or breaches the purchase contract, the applicable deposits would be refunded to us. The total of both the initial and additional deposits for the purchase contracts listed above is $3,840,000.

For each purchase contract listed above, there are material conditions to closing that presently remain unsatisfied. Accordingly, there can be no assurance at this time that a closing will occur under any of these purchase contracts.

Loan Information

Two of the purchase contracts listed above require our purchasing subsidiaries to assume loans that are secured by the hotels under contract. Each loan has a non-recourse structure, as previously described in another section above. The following table provides a summary of the loan information for the applicable hotels:

Loan Information for Potential Acquisitions (a)

Hotel	Franchise	Outstanding Principal Balance of Loan	Annual Interest Rate	Maturity Date
Bristol, Virginia	Courtyard	$9,793,768	6.59%	August 2016
Allen, Texas	Hilton Garden Inn	10,841,619	5.37%	October 2015

		20,635,387

Note for Table:

(a)	The loans provide for monthly payments of principal and interest on an amortized basis.

SUMMARY OF CONTRACTS

FOR OUR PROPERTIES

Hotel Lease Agreements

Each of our hotels is covered by a separate hotel lease agreement between the owner (one of our wholly-owned subsidiaries) and the applicable lessee (another one of our wholly-owned subsidiaries, as specified in the previous section). Each lease provides for an initial term of 10 years. The applicable lessee has the option to extend its lease term for two additional five-year periods, provided it is not in default at the end of the prior term or at the time the option is exercised.

Each lease provides for annual base rent and percentage rent. The annual base rent is payable in advance in equal monthly installments and will be adjusted each year in proportion to the Consumer Price Index (based on the U.S. City Average). Shown below is the annual base rent and the lease commencement date for our hotels:

	Hotel	Franchise	Annual Base Rent	Date of Lease Commencement
1.	Tucson, Arizona	Hilton Garden Inn	$1,669,903	July 31, 2008
2.	Charlotte, North Carolina	Homewood Suites	435,654	September 24, 2008
3.	Santa Clarita, California	Courtyard	1,225,125	September 24, 2008
4.	Allen, Texas	Hampton Inn & Suites	1,066,725	September 26, 2008
5.	Twinsburg, Ohio	Hilton Garden Inn	1,478,217	October 7, 2008
6.	Lewisville, Texas	Hilton Garden Inn	1,576,353	October 16, 2008
7.	Duncanville, Texas	Hilton Garden Inn	1,435,865	October 21, 2008

The annual percentage rent depends on a formula that compares fixed “suite revenue breakpoints” with a portion of “suite revenue,” which is equal to gross revenue from guest rentals less sales and room taxes and credit card fees. The suite revenue breakpoints will be adjusted each year in proportion to the Consumer Price Index (based on the U.S. City Average). Specifically, the annual percentage rent is equal to the sum of (a) 17% of all suite revenue for the year, up to the applicable suite revenue breakpoint; plus (b) 55% of the suite revenue for the year in excess of the applicable suite revenue breakpoint, as reduced by base rent paid for the year.

Management Agreements

Each of our hotels is being managed by the manager under a separate management agreement between the manager and the applicable lessee (which is one of our wholly-owned subsidiaries, as specified in the previous section). The manager is responsible for managing and supervising the daily operations of the hotel and for collecting revenues for the benefit of the applicable lessee. The fees and other terms of these agreements are the result of commercial negotiations between otherwise unrelated parties. We believe that such fees and terms are appropriate for the hotels and the markets in which they operate.

Franchise Agreements

In general, for the hotels franchised by Marriott International, Inc. or one of its affiliates, there is a relicensing franchise agreement between the applicable lessee (as specified in a previous section) and Marriott International, Inc. or an affiliate. Each relicensing franchise agreement provides for the payment of royalty fees and marketing contributions to the franchisor. A percentage of gross room revenues is used to determine these payments. In addition, we have caused Apple Nine Hospitality, Inc. or another one of our subsidiaries to provide a separate guaranty of the payment and performance of the applicable lessee under the relicensing franchise agreement.

For the hotels franchised by Hilton Hotels Corporation or one of its affiliates, there is a franchise license agreement between the applicable lessee and Hilton Hotels Corporation or an affiliate. Each franchise license agreement provides for the payment of royalty fees and program fees to the franchisor. A percentage of gross room revenues is used to determine these payments. Apple Nine Hospitality, Inc. or another one of our subsidiaries has guaranteed the payment and performance of the lessee under the applicable franchise license agreement.

The fees and other terms of these agreements are the result of commercial negotiations between otherwise unrelated parties, and we believe that such fees and terms are appropriate for the hotels and the markets in which they operate. These agreements may be terminated for various reasons, including failure by the applicable lessee to operate in accordance with the standards, procedures and requirements established by the franchisor.

FINANCIAL AND OPERATING INFORMATION

FOR OUR PROPERTIES

Our hotels offer guest rooms and suites, together with related amenities, that are consistent with their operations. The hotels are located in developed or developing areas and in competitive markets. We believe the hotels are well-positioned to compete in their markets based on location, amenities, rate structure and franchise affiliation. In the opinion of management, each hotel is adequately covered by insurance. The following tables present further information about our hotels:

Table 1. General Information

	Hotel	Franchise	Number of Rooms/ Suites	Gross Purchase Price	Average Daily Rate (Price) per Room/ Suite (a)	Federal Income Tax Basis for Depreciable Real Property Component of Hotel (b)
1.	Tucson, Arizona	Hilton Garden Inn	125	$18,375,000	$120-149	$17,397,150
2.	Charlotte, North Carolina	Homewood Suites	112	5,750,000	129-189	4,729,410
3.	Santa Clarita, California	Courtyard	140	22,700,000	129-209	18,243,805
4.	Allen, Texas	Hampton Inn & Suites	103	12,500,000	144-159	11,100,086
5.	Twinsburg, Ohio	Hilton Garden Inn	142	17,792,440	134-161	16,387,690
6.	Lewisville, Texas	Hilton Garden Inn	165	28,000,000	149-176	24,529,875
7.	Duncanville, Texas	Hilton Garden Inn	142	19,500,000	143-199	17,779,620

		Total	929	$124,617,440

Notes for Table 1:

(a)	The amounts shown are subject to change, and exclude discounts that may be offered to corporate, frequent and other select customers.
(b)	The depreciable life is 39 years (or less, as may be permitted by federal tax laws) using the straight-line method. The modified accelerated cost recovery system will be used for the hotel’s personal property component.

Table 2. Loan Information (a)

Hotel	Franchise	Outstanding Principal Balance of Loan	Annual Interest Rate	Maturity Date
Duncanville, Texas	Hilton Garden Inn	$13,965,857	5.88%	May 2017

Note for Table 2:

(a)	This table describes a loan that (i) pre-dated our purchase, (ii) is secured by the indicated hotel, and (iii) was assumed by our purchasing subsidiary. The loan provides for monthly payments of principal and interest on an amortized basis.

Table 3. Operating Information (a)

PART A

			Avg. Daily Occupancy Rates (%)
	Hotel	Franchise	2003	2004	2005	2006	2007
1.	Tucson, Arizona	Hilton Garden Inn	—	—	—	—	—
2.	Charlotte, North Carolina	Homewood Suites	66%	63%	78%	76%	71%
3.	Santa Clarita, California	Courtyard	—	—	—	—	51%
4.	Allen, Texas	Hampton Inn & Suites	—	—	—	51%	68%
5.	Twinsburg, Ohio	Hilton Garden Inn	65%	62%	64%	63%	66%
6.	Lewisville, Texas	Hilton Garden Inn	—	—	—	—	42%
7.	Duncanville, Texas	Hilton Garden Inn	—	—	59%	64%	65%

PART B
			Revenue per Available Room/Suite ($)
	Hotel	Franchise	2003	2004	2005	2006	2007
1.	Tucson, Arizona	Hilton Garden Inn	—	—	—	—	—
2.	Charlotte, North Carolina	Homewood Suites	$46	$45	$55	$62	$67
3.	Santa Clarita, California	Courtyard	—	—	—	—	$59
4.	Allen, Texas	Hampton Inn & Suites	—	—	—	$53	$76
5.	Twinsburg, Ohio	Hilton Garden Inn	$60	$57	$62	$64	$69
6.	Lewisville, Texas	Hilton Garden Inn	—	—	—	—	$50
7.	Duncanville, Texas	Hilton Garden Inn	—	—	$56	$66	$73

Note for Table 3:

(a)	Information is shown for the last five years of hotel operations, if applicable.

Table 4. Tax and Related Information

	Hotel	Franchise	Tax Year		Real Property Tax Rate (c)	Real Property Tax
1.	Tucson, Arizona	Hilton Garden Inn	2007	(a)	2.5%	$8,761	(d)
2.	Charlotte, North Carolina	Homewood Suites	2007	(a)	1.3%	75,716
3.	Santa Clarita, California	Courtyard	2007	(b)	1.2%	225,070
4.	Allen, Texas	Hampton Inn & Suites	2007	(a)	2.4%	192,282
5.	Twinsburg, Ohio	Hilton Garden Inn	2007	(a)	2.0%	237,637
6.	Lewisville, Texas	Hilton Garden Inn	2007	(a)	2.6%	262,740
7.	Duncanville, Texas	Hilton Garden Inn	2007	(a)	2.7%	296,354

Notes for Table 4:

(a)	Represents calendar year.
(b)	Represents 12-month period from July 1, 2007 through June 30, 2008.
(c)	Property tax rate is an aggregate figure for county, city and other local taxing authorities (to the extent applicable).
(d)	The amount shown is the 2007 amount for the undeveloped land on which the hotel was constructed during 2008. The amount shown is not necessarily indicative of property taxes expected for the hotel in the future.

SELECTED FINANCIAL DATA

	Three Months Ended	Six Months Ended
(in thousands except per share and statistical data)	June 30, 2008	June 30, 2008
	(unaudited)
Income Statement
General and administrative expenses	$94	$111
Interest (income) expense, net	$(388)	$(385)
Net income	$294	$274

Per Share Data
Earnings per common share	$0.05	$0.09
Weighted-average common shares outstanding—basic and diluted	6,392	3,196

Cash flow from (used in):
Operating activities		$304
Investing activities		$(210)
Financing activities		$162,465

	June 30, 2008	December 31, 2007
	(unaudited)
Balance Sheet Data
Cash and cash equivalents	$162,579	$20
Total assets	$162,821	$337
Note payable	$—	$151
Shareholders’ equity	$162,770	$31

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(For the six months ended June 30, 2008)

Overview

The Company is a Virginia corporation that intends to qualify as a REIT for federal income tax purposes. The Company, which owns no properties and has no operating history, was formed to invest in hotels, residential apartment communities and other income-producing real estate in selected metropolitan areas in the United States. Initial capitalization occurred on November 9, 2007, when 10 Units, each Unit consisting of one common share and one Series A preferred share, were purchased by Apple Nine Advisors, Inc. (“A9A”) and 480,000 Series B convertible preferred shares were purchased by Glade M. Knight, the Company’s Chairman, Chief Executive Officer and President. The Company’s fiscal year end is December 31.

Related Party Transactions

The Company has significant transactions with related parties. These transactions cannot be construed to be at arms length and the results of the Company’s operations may be different than if conducted with non-related parties.

The Company has entered into a Property Acquisition and Disposition Agreement with Apple Suites Realty Group, Inc. (“ASRG”), to acquire and dispose of real estate assets for the Company. A fee of 2% of the gross purchase price or gross sale price in addition to certain reimbursable expenses will be payable for these services. There have been no amounts incurred by the Company under this agreement as of June 30, 2008.

The Company has entered into an advisory agreement with A9A to provide management of the Company and its assets. An annual fee ranging from 0.1% to 0.25% of total equity proceeds received by the Company in addition to certain reimbursable expenses will be payable for these services. A9A has entered into an agreement with Apple REIT Six, Inc. (“AR6”) to provide certain management services to the Company. The Company will reimburse A9A for the cost of the services provided by AR6. Total advisory fees and reimbursable expenses incurred by the Company under the advisory agreement are included in general and administrative expenses and totaled approximately $49,000 for the six months ended June 30, 2008.

ASRG and A9A are 100% owned by Glade M. Knight, Chairman, Chief Executive Officer and President of the Company. ASRG and A9A may purchase in the “best efforts” offering up to 2.5% of the total number of shares sold in the offering.

Mr. Knight is also Chairman and Chief Executive Officer of Apple REIT Six, Inc., Apple REIT Seven, Inc. and Apple REIT Eight, Inc., other REITS. Members of the Company’s Board of Directors are also on the Board of Directors of Apple REIT Six, Inc., Apple REIT Seven, Inc. and Apple REIT Eight, Inc.

Results of Operations

During the period from the Company’s initial formation on November 9, 2007 through June 30, 2008, the Company owned no properties, had no revenue, exclusive of interest income and was primarily engaged in capital formation activities.

Liquidity and Capital Resources

The Company’s principal source of liquidity will be the proceeds of the “best-efforts” offering and the cash flow generated from properties the Company will acquire and any short term investments. In addition, the Company may borrow funds, subject to the approval of the Company’s board of directors.

The Company is raising capital through a “best-efforts” offering of shares by David Lerner Associates, Inc., the managing dealer, which receives selling commissions and a marketing expense allowance based on proceeds of the shares sold. The minimum offering of 9,523,810 Units at $10.50 per Unit was sold as of May 14, 2008, with proceeds net of commissions and marketing expenses totaling $90 million. Subsequent to the minimum offering and through June 30, 2008, an additional 7.5 million Units, at $11 per Unit, were sold, with the Company receiving proceeds, net of commissions, marketing expenses and other offering costs of approximately $73.3 million. The Company is continuing its offering at $11.00 per Unit.

Each Unit consists of one common share and one Series A preferred share. The Series A preferred shares will have no voting rights, no conversion rights and no distribution rights. The only right associated with the Series A preferred shares will be a priority distribution upon the sale of the Company’s assets. The priority will be equal to $11.00 per Series A preferred share, and no more, before any distributions are made to the holders of any other shares. In the event the Company pays special dividends, the amount of the $11.00 priority will be reduced by the amount of any special dividends approved by the board. The Series A preferred shares will not be separately tradable from the common shares to which they relate.

Prior to the commencement of the Company’s “best-efforts” offering, the Company obtained an unsecured line of credit in a principal amount of $400,000 to fund certain start-up costs and offering expenses. The line of credit was fully paid during May 2008 with net proceeds from the Company’s “best-efforts” offering.

As of June 30, 2008, the Company had cash and cash equivalents totaling $162.6 million, primarily resulting from the sale of Units through that date. The Company intends to use funds generated from its “best-efforts” offering to invest in hotels, residential apartment communities and other income-producing real estate. As of June 30, 2008 the Company had entered into a purchase contract for the potential acquisition of a Hilton Garden Inn hotel located in Tucson, Arizona. The purchase price for the 125 guest room hotel is $18.4 million, and a refundable deposit of $150,000 was paid by the Company in connection with the contract. It is expected that the purchase price will be funded from the Company’s cash on hand. While the purchase of the hotel by the Company is expected to occur during 2008, there can be no assurance that all the conditions to closing will be satisfied.

To maintain its REIT status the Company is required to distribute at least 90% of its ordinary income. Although the Company owns no real estate, distributions since the initial capitalization through June 30, 2008 totaled approximately $893,000 and were paid at a monthly rate of $0.073334 per common share beginning in June 2008. For the same period the Company’s cash generated from operations was approximately $304,000. Due to the inherent delay between raising capital and investing that same capital in income producing real estate, the Company has had significant amounts of cash earning interest at short term money market rates. As a result, the difference between distributions paid and cash generated from operations has been funded from proceeds from the offering of Units, and this portion of distributions is expected to be treated as a return of capital for federal income tax purposes. The Company intends to continue paying dividends on a monthly basis, at an annualized dividend rate of $0.88 per common share. Since a portion of distributions has to date been funded with proceeds from the offering of Units, the Company’s ability to maintain its current intended rate of distribution will be based on its ability to fully invest its offering proceeds and thereby increase its cash generated from operations. Since there can be no assurance of the Company’s ability to acquire properties that provide income at this level, there can be no assurance as to the classification or duration of distributions at the current rate. Proceeds of the offering which are distributed are not available for investment in properties.

Series B Convertible Preferred Stock

The Company has authorized 480,000 shares of Series B convertible preferred stock. The Company has issued 480,000 Series B convertible preferred shares to Glade M. Knight, chairman, chief executive officer and president of the Company, in exchange for the payment by him of $0.10 per Series B convertible preferred share, or an aggregate of $48,000. The Series B convertible preferred shares are convertible into common shares pursuant to the formula and on the terms and conditions set forth below.

There are no dividends payable on the Series B convertible preferred shares. Holders of more than two-thirds of the Series B convertible preferred shares must approve any proposed amendment to the articles of incorporation that would adversely affect the Series B convertible preferred shares.

Upon the Company’s liquidation, the holder of the Series B convertible preferred shares is entitled to a priority liquidation payment before any distribution of liquidation proceeds to the holders of the common shares. However, the priority liquidation payment of the holder of the Series B convertible preferred shares is junior to the holders of the Series A preferred shares distribution rights. The holder of a Series B convertible preferred share is entitled to a liquidation payment of $11 per number of common shares each Series B convertible preferred share would be convertible into according to the formula described below. In the event that the liquidation of the Company’s assets results in proceeds that exceed the distribution rights of the Series A preferred shares and the Series B convertible preferred shares, the remaining proceeds will be distributed between the common shares and the Series B convertible preferred shares, on an as converted basis.

Each holder of outstanding Series B convertible preferred shares shall have the right to convert any of such shares into common shares of the Company upon and for 180 days following the occurrence of any of the following events:

(1) substantially all of the Company’s assets, stock or business is sold or transferred through exchange, merger, consolidation, lease, share exchange, sale or otherwise, other than a sale of assets in liquidation, dissolution or winding up of the Company;

(2) the termination or expiration without renewal of the advisory agreement, or if the Company ceases to use ASRG to provide property acquisition and disposition services; or

(3) the Company’s common shares are listed on any securities exchange or quotation system or in any established market.

Upon the occurrence of any conversion event, each Series B convertible preferred share may be converted into a number of common shares based upon the gross proceeds raised through the date of conversion in the Company’s $2 billion offering according to the following table:

Gross Proceeds Raised from Sales of Units through Date of Conversion	Number of Common Shares through Conversion of One Series B Convertible Preferred Share
$100 million	0.92321
$200 million	1.83239
$300 million	3.19885
$400 million	4.83721
$500 million	6.11068
$600 million	7.29150
$700 million	8.49719
$800 million	9.70287
$900 million	10.90855
$ 1 billion	12.11423
$ 1.1 billion	13.31991
$ 1.2 billion	14.52559
$ 1.3 billion	15.73128
$ 1.4 billion	16.93696
$ 1.5 billion	18.14264
$ 1.6 billion	19.34832
$ 1.7 billion	20.55400
$ 1.8 billion	21.75968
$ 1.9 billion	22.96537
$ 2 billion	24.17104

In the event that after raising gross proceeds of $2 billion, the Company raises additional gross proceeds in a subsequent public offering, each Series B convertible preferred share may be converted into an additional number of common shares based on the additional gross proceeds raised through the date of conversion in a subsequent public offering according to the following formula: (X/100 million) x 1.20568, where X is the additional gross proceeds rounded down to the nearest 100 million.

No additional consideration is due upon the conversion of the Series B convertible preferred shares. The conversion into common shares of the Series B convertible preferred shares will result in dilution of the shareholders’ interests.

Expense related to the issuance of 480,000 Series B convertible preferred shares to Mr. Knight will be recognized at such time when the number of common shares to be issued for conversion of the Series B shares can be reasonably estimated and the event triggering the conversion of the Series B shares to common shares occurs. The expense will be measured as the difference between the fair value of the common stock for which the Series B shares can be converted and the amounts paid for the Series B shares. Although the fair market value cannot be determined at this time, expense if the maximum offering is achieved could range from $0 to in excess of $127 million (assumes $11 per unit fair market value).

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The Statement applies under other accounting pronouncements that require or permit fair value measurements. Accordingly, this Statement does not require any new fair value measurements. In February 2008, the FASB released FASB Staff Position (FSP) FAS 157-2 – Effective Date of FASB Statement No. 157, which defers the effective date of SFAS 157 to fiscal years beginning after November 15, 2008 for all nonfinancial assets and liabilities, except those items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The effective date of the statement related to those items not covered by the deferral (all financial assets and liabilities or nonfinancial assets and liabilities recorded at fair value on a recurring basis) is for fiscal years beginning after November 15, 2007. The adoption of this statement did not have and is not anticipated to have a material impact on the Company’s results of operations and financial position.

In February 2007, FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of the guidance is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007. SFAS 159 is effective for the Company beginning January 1, 2008. The Company has elected not to use the fair value measurement provisions of SFAS 159 and therefore, adoption of this standard did not have an impact on the financial statements.

In March 2008, FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133 (“SFAS 161”). SFAS 161 is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance, and cash flows. SFAS 161 applies to all derivative instruments within the scope of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”). It also applies to non-derivative hedging instruments and all hedged items designated and qualifying as hedges under SFAS 133. SFAS 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company does not currently have any instruments that qualify within the scope of SFAS 133, and therefore the adoption of this statement is not anticipated to have a material impact on the Company’s financial statements.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. SFAS 162 is effective 60 days following the Securities and Exchange Commission’s (“SEC”) approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The Company is currently evaluating the potential impact, if any, of the adoption of SFAS 162 on its financial statements.

Subsequent Events

In July 2008, the Company declared and paid approximately $1.2 million in dividend distributions to its common shareholders, or $0.073334 per outstanding common share.

During July 2008, the Company closed on the issuance of 4.2 million Units through its ongoing “best-efforts” offering, representing gross proceeds to the Company of $45.8 million and proceeds net of selling and marketing costs of $41.2 million.

On July 24, 2008, the Company entered into a purchase contract for the potential acquisition of a Courtyard hotel in Santa Clarita, California. The gross purchase price for the 140 room hotel is $22.7 million, and a refundable deposit of $200,000 was paid by the Company in connection with the contract.

On July 31, 2008, the Company closed on the purchase of a Hilton Garden Inn located in Tucson, Arizona. The gross purchase price for this hotel, which contains a total of 125 guest rooms, was $18.4 million.

On August 1, 2008, the Company entered into a purchase contract for the potential acquisition of a Homewood Suites hotel in Charlotte, North Carolina. The gross purchase price for the 112 room hotel is $5.8 million, and a refundable deposit of $200,000 was paid by the Company in connection with the contract.

On August 1, 2008, the Company entered into five separate purchase contracts with a group of related sellers for the potential acquisition of five hotels. The purchase contracts are for a 142 room Hilton Garden Inn in Twinsburg, Ohio with a purchase price of $16.5 million, a 165 room Hilton Garden Inn in Lewisville, Texas with a purchase price of $28.0 million, a 142 room Hilton Garden Inn in Duncanville, Texas with a purchase price of $19.5 million, a 103 room Hampton Inn and Suites in Allen, Texas with a purchase price of $12.5 million and a 150 room Hilton Garden Inn in Allen, Texas with a purchase price of $18.5 million. The initial refundable deposit under each separate contract was $200,000.

EXPERTS

Set forth below are the audited financial statements of the Tucson, Arizona-Hilton Garden Inn. These financial statements have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Set forth below are the audited financial statements of Charlotte Lakeside Hotel, L.P. (previous owner of the Charlotte, North Carolina Homewood Suites). These financial statements have been included herein in reliance on the report, also set forth below, of Schneider & Company Certified Public Accountants, PC, an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

Set forth below are the audited financial statements of the Santa Clarita, California Courtyard by Marriott Hotel. These financial statements have been included herein in reliance on the report, also set forth below, of L.P. Martin & Company, P.C., an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

Set forth below are the separate audited financial statements of (i) Allen Stacy Hotel, Ltd. (previous owner of the Allen, Texas Hampton Inn & Suites), (ii) RSV Twinsburg Hotel, Ltd. (previous owner of the Twinsburg, Ohio Hilton Garden Inn), (iii) SCI Lewisville Hotel Ltd. (previous owner of the Lewisville, Texas Hilton Garden Inn), and (iv) SCI Duncanville Hotel, Ltd. (previous owner of the Duncanville, Texas Hilton Garden Inn). These financial statements have been included herein in reliance on the reports also set forth below, of Novogradac & Company LLP, an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

APPLE REIT NINE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30, 2008	December 31, 2007
	(unaudited)
ASSETS
Cash	$162,579	$20
Other assets	242	317

Total Assets	$162,821	$337

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Note payable	$—	$151
Accounts payable and accrued expenses	51	155

Total Liabilities	51	306

Shareholders’ Equity
Preferred stock, authorized 30,000,000 shares; none issued and outstanding	—	—

Series A preferred stock, no par value, authorized 400,000,000 shares; issued and outstanding 17,004,557 and 10 shares	—	—

Series B convertible preferred stock, no par value, authorized 480,000 shares; issued and outstanding 480,000 shares	48	48

Common stock, no par value, authorized 400,000,000 shares; issued and outstanding 17,004,557 and 10 shares	163,359	—

Distributions greater than net income	(637)	(17)

Total Shareholders’ Equity	162,770	31

Total Liabilities and Shareholders’ Equity	$162,821	$337

See accompanying notes to consolidated financial statements.

The Company was initially capitalized on November 9, 2007.

APPLE REIT NINE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended June 30, 2008	Six Months Ended June 30, 2008
Revenue	$—	$—
Expenses:
General and administrative	94	111
Interest income, net	(388)	(385)

Net income	$294	$274

Basic and diluted earnings per common share	$0.05	$0.09

Weighted average common shares outstanding—basic and diluted	6,392	3,196
Distributions declared and paid per common share	$0.07	$0.07

See accompanying notes to consolidated financial statements.

The Company was initially capitalized on November 9, 2007.

APPLE REIT NINE, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

(in thousands)

Six Months Ended June 30, 2008
Cash flows from operating activities:
Net income	$274
Adjustments to reconcile net income to cash provided by operating activities:
Stock option expense	26
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	4

Net cash provided by operating activities:	304

Cash flows used in investing activities:
Deposits and other disbursements for potential acquisitions	(210)

Net cash used in investing activities	(210)

Cash flows from financing activities:
Net proceeds from issuance of common shares	163,509
Distributions paid to common shareholders	(893)
Payoff of the line of credit, net of borrowings	(151)

Net cash provided by financing activities	162,465

Increase in cash and cash equivalents	162,559
Cash and cash equivalents, beginning of period	20

Cash and cash equivalents, end of period	$162,579

See accompanying notes to consolidated financial statements.

The Company was initially capitalized on November 9, 2007.

APPLE REIT NINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with the rules and regulations for reporting on Form 10-Q. Accordingly, they do not include all of the information required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These unaudited financials should be read in conjunction with the Company’s audited consolidated financial statements included in its registration statement filed on Form S-11 with the Securities and Exchange Commission (File No. 333-147414). Operating results for the three months and six months ended June 30, 2008 are not necessarily indicative of the results that may be expected for the twelve month period ending December 31, 2008.

2. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Apple REIT Nine, Inc. together with its wholly owned subsidiaries (the “Company”) is a Virginia corporation that intends to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. The Company, which owns no properties and has no operating history, was formed to invest in hotels, residential apartment communities and other income-producing real estate in selected metropolitan areas in the United States. Initial capitalization occurred on November 9, 2007, when 10 Units, each Unit consisting of one common share and one Series A preferred share, were purchased by Apple Nine Advisors, Inc. (“A9A”) and 480,000 Series B convertible preferred shares were purchased by Glade M. Knight, the Company’s Chairman, Chief Executive Officer and President (see Note 4 and 6). The Company’s fiscal year end is December 31. The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated.

Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less. The fair market value of cash and cash equivalents approximates their carrying value. All cash and cash equivalents are currently held at two institutions, Wachovia Bank, N.A. and BB&T Corporation and the balances may at times exceed federal depository insurance limits.

Income Taxes

The Company intends to make an election to be treated, and expects to qualify, as a REIT under the Internal Revenue Code of 1986, as amended. As a REIT, the Company will be allowed a deduction for the amount of dividends paid to its shareholders, thereby subjecting the distributed net income of the Company to taxation only at the shareholder level. The Company’s continued qualification as a REIT will depend on its compliance with numerous requirements, including requirements as to the nature of its income and distribution of dividends.

The Company has established Apple Nine Hospitality Management, Inc. as a 100% owned taxable REIT subsidiary (“TRS”). The TRS will lease all hotels from the Company and be subject to income tax at regular corporate rates on any income that it would earn.

Start Up Costs

Start up costs are expensed as incurred.

Use of Estimates

The preparation of the financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Offering Costs

The Company is raising capital through a “best-efforts” offering of Units by David Lerner Associates, Inc., the managing underwriter, which receives a selling commission and a marketing expense allowance based on proceeds of the shares sold. Additionally, the Company has incurred other offering costs including legal, accounting and reporting services. These offering costs are recorded by the Company as a reduction of shareholders’ equity. Prior to the commencement of the Company’s offering, these costs were deferred and recorded as prepaid expense. As of June 30, 2008, the Company had sold 17.0 million Units for gross proceeds of $182.3 million and proceeds net of offering costs of $163.3 million.

Earnings Per Common Share

Basic earnings per common share is computed as net income divided by the weighted average number of common shares outstanding during the year. Diluted earnings per share is calculated after giving effect to all potential common shares that were dilutive and outstanding for the year. There were no shares with a dilutive effect for the three months and six months ended June 30, 2008. Series B convertible preferred shares are not included in earnings per common share calculations until such time that such shares are converted to common shares (see Note 6).

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The Statement applies under other accounting pronouncements that require or permit fair value measurements. Accordingly, this Statement does not require any new fair value measurements. In February 2008, the FASB released FASB Staff Position (FSP) FAS 157-2—Effective Date of FASB Statement No. 157, which defers the effective date of SFAS 157 to fiscal years beginning after November 15, 2008 for all nonfinancial assets and liabilities, except those items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The effective date of the statement related to those items not covered by the deferral (all financial assets and liabilities or nonfinancial assets and liabilities recorded at fair value on a recurring basis) is for fiscal years beginning after November 15, 2007. The adoption of this statement did not have and is not anticipated to have a material impact on the Company’s results of operations and financial position.

In February 2007, FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of the guidance is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007. SFAS 159 is effective for the Company beginning January 1, 2008. The Company has elected not to use the fair value measurement provisions of SFAS 159 and therefore, adoption of this standard did not have an impact on the financial statements.

In March 2008, FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133 (“SFAS 161”). SFAS 161 is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance, and cash flows. SFAS 161 applies to all derivative instruments within the scope of SFAS No. 133, Accounting for Derivative

Instruments and Hedging Activities (“SFAS 133”). It also applies to non-derivative hedging instruments and all hedged items designated and qualifying as hedges under SFAS 133. SFAS 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company does not currently have any instruments that qualify within the scope of SFAS 133, and therefore the adoption of this statement is not anticipated to have a material impact on the Company’s financial statements.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. SFAS 162 is effective 60 days following the Securities and Exchange Commission’s (“SEC”) approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The Company is currently evaluating the potential impact, if any, of the adoption of SFAS 162 on its financial statements.

3. SUMMARY OF POTENTIAL ACQUISITIONS

On June 5, 2008, the Company entered into a purchase contract for the potential acquisition of a Hilton Garden Inn hotel located in Tucson, Arizona. The purchase price for the 125 guest room hotel is $18.4 million, and a refundable deposit of $150,000 was paid by the Company in connection with the contract and is included in other assets in the Company’s consolidated balance sheet as of June 30, 2008 and in deposits and other disbursements for potential acquisitions in the consolidated statement of cash flows. It is expected that the purchase price will be funded from the Company’s cash on hand. While the purchase of the hotel by the Company is expected to occur during 2008, there can be no assurance that all the conditions to closing will be satisfied.

4. RELATED PARTIES

The Company has significant transactions with related parties. These transactions cannot be construed to be at arms length and the results of the Company’s operations may be different than if conducted with non-related parties.

The Company has entered into a Property Acquisition and Disposition Agreement with Apple Suites Realty Group, Inc. (“ASRG”), to acquire and dispose of real estate assets for the Company. A fee of 2% of the gross purchase price or gross sale price in addition to certain reimbursable expenses will be payable for these services. There have been no amounts incurred by the Company under this agreement as of June 30, 2008.

The Company has entered into an advisory agreement with A9A to provide management of the Company and its assets. An annual fee ranging from 0.1% to 0.25% of total equity proceeds received by the Company in addition to certain reimbursable expenses will be payable for these services. A9A has entered into an agreement with Apple REIT Six, Inc. (“AR6”) to provide certain management services to the Company. The Company will reimburse A9A for the cost of the services provided by AR6. Total advisory fees and reimbursable expenses incurred by the Company under the advisory agreement are included in general and administrative expenses and totaled approximately $49,000 for the six months ended June 30, 2008.

ASRG and A9A are 100% owned by Glade M. Knight, Chairman, Chief Executive Officer and President of the Company. ASRG and A9A may purchase in the “best efforts” offering up to 2.5% of the total number of shares sold in the offering.

Mr. Knight is also Chairman and Chief Executive Officer of Apple REIT Six, Inc., Apple REIT Seven, Inc. and Apple REIT Eight, Inc., other REITS. Members of the Company’s Board of Directors are also on the Board of Directors of Apple REIT Six, Inc., Apple REIT Seven, Inc. and Apple REIT Eight, Inc.

5. STOCK INCENTIVE PLAN

During April 2008, the Company adopted a non-employee directors’ stock incentive plan (the “Directors’ Plan”) to provide incentives to attract and retain directors. The Directors’ Plan provides for the grant of options to purchase a specified number of shares of common stock (“Options”) to directors of the Company. A Compensation Committee (“Committee”) was established to administer the plan. The Committee is responsible for granting Options and for establishing the exercise price of Options. During the second quarter of 2008, the Company issued approximately 32,000 options under the Directors’ Plan and recorded approximately $26,000 in compensation expense.

6. SHAREHOLDERS’ EQUITY

Best-efforts Offering

The Company is currently conducting an on-going best-efforts offering. The Company registered its Units on Registration Statement Form S-11 (File No. 333-147414) filed on April 23, 2008 and was declared effective by the SEC on April 25, 2008. The Company began its best-efforts offering of Units the same day the registration statement was declared effective. The Offering is continuing as of the date of these financial statements. The managing underwriter is David Lerner Associates, Inc. and all of the Units are being sold for the Company’s account.

Each Unit consists of one common share and one Series A preferred share. The Series A preferred shares will have no voting rights, no conversion rights and no distribution rights. The only right associated with the Series A preferred shares will be a priority distribution upon the sale of the Company’s assets. The priority will be equal to $11.00 per Series A preferred share, and no more, before any distributions are made to the holders of any other shares. In the event the Company pays special dividends, the amount of the $11.00 priority will be reduced by the amount of any special dividends approved by the board. The Series A preferred shares will not be separately tradable from the common shares to which they relate.

Series B Convertible Preferred Stock

The Company has authorized 480,000 shares of Series B convertible preferred stock. The Company has issued 480,000 Series B convertible preferred shares to Glade M. Knight, Chairman, Chief Executive Officer and President of the Company, in exchange for the payment by him of $0.10 per Series B convertible preferred share, or an aggregate of $48,000. The Series B convertible preferred shares are convertible into common shares pursuant to the formula and on the terms and conditions set forth below.

There are no dividends payable on the Series B convertible preferred shares. Holders of more than two-thirds of the Series B convertible preferred shares must approve any proposed amendment to the articles of incorporation that would adversely affect the Series B convertible preferred shares.

Upon the Company’s liquidation, the holder of the Series B convertible preferred shares is entitled to a priority liquidation payment before any distribution of liquidation proceeds to the holders of the common shares. However, the priority liquidation payment of the holder of the Series B convertible preferred shares is junior to the holders of the Series A preferred shares distribution rights. The holder of a Series B convertible preferred share is entitled to a liquidation payment of $11 per number of common shares each Series B convertible preferred share would be convertible into according to the formula described below. In the event that the liquidation of the Company’s assets results in proceeds that exceed the distribution rights of the Series A preferred shares and the Series B convertible preferred shares, the remaining proceeds will be distributed between the common shares and the Series B convertible preferred shares, on an as converted basis.

Each holder of outstanding Series B convertible preferred shares shall have the right to convert any of such shares into common shares of the Company upon and for 180 days following the occurrence of any of the following events:

(1) substantially all of the Company’s assets, stock or business is sold or transferred through exchange, merger, consolidation, lease, share exchange, sale or otherwise, other than a sale of assets in liquidation, dissolution or winding up of the Company;

(2) the termination or expiration without renewal of the advisory agreement, or if the Company ceases to use ASRG to provide property acquisition and disposition services; or

(3) the Company’s common shares are listed on any securities exchange or quotation system or in any established market.

Upon the occurrence of any conversion event, each Series B convertible preferred share may be converted into a number of common shares based upon the gross proceeds raised through the date of conversion in the Company’s $2 billion offering according to the following table:

Gross Proceeds Raised from Sales of Units through Date of Conversion	Number of Common Shares through Conversion of One Series B Convertible Preferred Share
$100 million	0.92321
$200 million	1.83239
$300 million	3.19885
$400 million	4.83721
$500 million	6.11068
$600 million	7.29150
$700 million	8.49719
$800 million	9.70287
$900 million	10.90855
$1 billion	12.11423
$1.1 billion	13.31991
$1.2 billion	14.52559
$1.3 billion	15.73128
$1.4 billion	16.93696
$1.5 billion	18.14264
$1.6 billion	19.34832
$1.7 billion	20.55400
$1.8 billion	21.75968
$1.9 billion	22.96537
$2 billion	24.17104

In the event that after raising gross proceeds of $2 billion, the Company raises additional gross proceeds in a subsequent public offering, each Series B convertible preferred share may be converted into an additional number of common shares based on the additional gross proceeds raised through the date of conversion in a subsequent public offering according to the following formula: (X/100 million) x 1.20568, where X is the additional gross proceeds rounded down to the nearest 100 million.

No additional consideration is due upon the conversion of the Series B convertible preferred shares. The conversion into common shares of the Series B convertible preferred shares will result in dilution of the shareholders’ interests.

Expense related to the issuance of 480,000 Series B convertible preferred shares to Mr. Knight will be recognized at such time when the number of common shares to be issued for conversion of the Series B shares can be reasonably estimated and the event triggering the conversion of the Series B shares to common shares occurs. The expense will be measured as the difference between the fair value of the common stock for which the Series B shares can be converted and the amounts paid for the Series B shares. Although the fair market value cannot be determined at this time, expense if the maximum offering is achieved could range from $0 to in excess of $127 million (assumes $11 per unit fair market value).

7. LINE OF CREDIT

Prior to the commencement of the Company’s “best-efforts” offering, the Company obtained an unsecured line of credit in a principal amount of $400,000 to fund certain start-up costs and offering expenses. The lender was Wachovia Bank, N.A. The line of credit bore interest at a variable rate based on the London Interbank Borrowing Rate (LIBOR). The line of credit was fully paid during May 2008 with net proceeds from the Company’s “best-efforts” offering.

8. SUBSEQUENT EVENTS

In July 2008, the Company declared and paid approximately $1.2 million in dividend distributions to its common shareholders, or $0.073334 per outstanding common share.

During July 2008, the Company closed on the issuance of 4.2 million Units through its ongoing “best-efforts” offering, representing gross proceeds to the Company of $45.8 million and proceeds net of selling and marketing costs of $41.2 million.

On July 24, 2008, the Company entered into a purchase contract for the potential acquisition of a Courtyard hotel in Santa Clarita, California. The gross purchase price for the 140 room hotel is $22.7 million, and a refundable deposit of $200,000 was paid by the Company in connection with the contract.

On July 31, 2008, the Company closed on the purchase of a Hilton Garden Inn located in Tucson, Arizona. The gross purchase price for this hotel, which contains a total of 125 guest rooms, was $18.4 million.

On August 1, 2008, the Company entered into a purchase contract for the potential acquisition of a Homewood Suites hotel in Charlotte, North Carolina. The gross purchase price for the 112 room hotel is $5.8 million, and a refundable deposit of $200,000 was paid by the Company in connection with the contract.

On August 1, 2008, the Company entered into five separate purchase contracts with a group of related sellers for the potential acquisition of five hotels. The purchase contracts are for a 142 room Hilton Garden Inn in Twinsburg, Ohio with a purchase price of $16.5 million, a 165 room Hilton Garden Inn in Lewisville, Texas with a purchase price of $28.0 million, a 142 room Hilton Garden Inn in Duncanville, Texas with a purchase price of $19.5 million, a 103 room Hampton Inn and Suites in Allen, Texas with a purchase price of $12.5 million and a 150 room Hilton Garden Inn in Allen, Texas with a purchase price of $18.5 million. The initial refundable deposit under each separate contract was $200,000.

REPORT OF INDEPENDENT AUDITORS

Board of Directors

Apple REIT Nine, Inc.

We have audited the accompanying balance sheet of the Tucson, AZ—Hilton Garden Inn Hotel (the “Hotel”) as of December 31, 2007, and the related statement of operations, cash flows, and owners’ equity for the year then ended. These financial statements are the responsibility of the Hotel’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Hotel’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Hotel’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Tucson, AZ—Hilton Garden Inn Hotel as of December 31, 2007 and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Richmond, Virginia

September 29, 2008

TUCSON, AZ—HILTON GARDEN INN HOTEL

BALANCE SHEET

December 31 2007
ASSETS
Cash and cash equivalents	$205,722
Prepaid expenses and other assets, net	139,991
Investment in real estate	13,097,129

Total assets	$13,442,842

LIABILITIES AND OWNERS’ EQUITY
Accounts payable and other liabilities	$2,196,567
Mortgage payable	8,328,567

Total liabilities	10,525,134
Owners’ equity	2,917,708

Total liabilities and owners’ equity	$13,442,842

See accompanying notes.

TUCSON, AZ—HILTON GARDEN INN HOTEL

STATEMENT OF OPERATIONS

Year Ended December 31 2007
REVENUES
Rooms	$—
Other income	—

Total revenues	—

OPERATING EXPENSES
Real estate taxes, insurance and other	807
Administrative	6,298

Total operating expenses	7,105

OTHER INCOME
Interest income	1,413

Net loss	$(5,692)

See accompanying notes.

TUCSON, AZ—HILTON GARDEN INN HOTEL

OWNERS’ EQUITY

Year Ended December 31 2007
Owners’ equity at beginning of period	$2,728,244
Contributions by owners	195,156
Net loss	(5,692)

Owners’ equity at end of period	$2,917,708

See accompanying notes.

TUCSON, AZ—HILTON GARDEN INN HOTEL

STATEMENT OF CASH FLOWS

Year Ended December 31 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(5,692)
Adjustments to reconcile net loss to net cash provided by operating activities:
Changes in operating assets and liabilities:
Prepaid expenses and other assets	23,908

Net cash provided by operating activities	18,216

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment, including construction-in-progress	(7,958,358)

Net cash used in investing activities	(7,958,358)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from mortgage payable	7,468,195
Capital contributions	195,156

Net cash provided by financing activities	7,663,351

Net decrease in cash and cash equivalents	(276,791)

CASH AND CASH EQUIVALENTS
Beginning of year	482,513

End of year	$205,722

SUPPLEMENTAL INFORMATION:
Interest paid	$181,428

NON-CASH TRANSACTIONS:
Construction related payables	$2,191,220

See accompanying notes.

TUCSON, AZ—HILTON GARDEN INN HOTEL

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

The accompanying financial statements present the financial information of the Tucson, AZ—Hilton Garden Inn Hotel property (the “Hotel”) as of December 31, 2007 and for the year then ended. The Hotel is owned by Valencia Tucson, LLC (the “Company”), a Kansas limited liability company that was formed for the purpose of acquiring, owning and operating hotels. As of December 31, 2007, the property was under construction. The Hotel had no operating income for the year ending December 31, 2007. The Hotel will have 130 rooms and will operate as a Hilton Garden Inn in Tucson, Arizona.

Basis of Accounting

The financial statements have been prepared on the accrual basis in accordance with accounting principles generally accepted in the United States.

Cash and Cash Equivalents

The Hotel considers all highly liquid instruments purchased with original maturities of three months or less to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment in Real Estate

Depreciation will be calculated on a straight-line basis over the estimated useful lives of the assets. Management estimates the useful lives of assets to be 39 years for buildings and improvements, 15 years for land improvements, and 5 to 7 years for furniture, fixtures and equipment.

Construction in Progress

Construction in progress is stated at cost. Property taxes and interest expenses incurred during the construction of the facilities have been capitalized and will be depreciated over the life of the asset when placed in service. Total interest capitalized during 2007 was $383,023.

Impairment of Long-Lived Assets

The Hotel’s management reviews the carrying value of tangible and intangible assets whenever significant events or changes in circumstances occur that might impair the recovery of these costs. Recovery is evaluated by measuring the carrying value of the assets against the associated future estimated cash flows. Management’s estimates of fair values are based on the best information available and require the use of estimates, judgment and projections as considered necessary. As of December 31, 2007, no impairment losses were recognized.

Revenue Recognition

Revenue will be recognized as earned, which is generally defined as the date upon which a guest occupies a room or utilizes the hotel’s services.

Income Taxes

The Hotel is owned by a limited liability company. The members of the Company separately account for the Hotel’s items of income, deductions, losses, and credits for federal and state income tax reporting.

2. INVESTMENT IN REAL ESTATE

Investment in real estate at December 31, 2007 consisted of the following:

2007
Land	$1,246,655
Construction in progress	11,850,474

Investment in real estate	$13,097,129

3. FRANCHISE FEES

The Hotel has entered into a 20-year franchise agreement under which the Hotel agrees to use the Franchisor’s trademark, standard of service, and construction quality and design. This agreement required a one-time fee of $60,000, which will be amortized on a straight-line basis over the life of the agreement, beginning on the first day of operations. As the Hotel has not begun operations, no amortization was recorded in the current period.

The Hotel is required to pay the franchisor a flat fee monthly for dues, software support, etc., and is required to pay franchise, marketing, and reservation service fees which are based on a percentage of gross room revenues. As the Hotel has not begun operations as of December 31, 2007, no monthly fees have been incurred to date.

4. RELATED PARTIES

The Company’s ownership consists of seven members, Donald Culbertson at approximately 65% and six others with ownership between 4 and 10%. There were no outstanding loans from the Hotel to any of the members for the year ended December 31, 2007.

The company engaged Sunway Construction, a company 100% owned by Mr. Culbertson, to perform general contractor and oversight services during the construction of the Hotel. Approximately $1.5 million has been paid to Sunway Construction for the performance of these services.

5. MORTGAGE PAYABLE

Mortgage note payable at December 31, 2007 consisted of the following:

2007
Marshall & Ilsley Bank note, collateralized by the Hotel, interest only due monthly at 7.45%, maturing December 2010	$8,328,567

6. PENDING LEGAL PROCEEDINGS

The Hotel is involved in certain litigation arising in the ordinary course of our business. Although the ultimate outcome of these matters cannot be ascertained at this time and the results of legal proceedings cannot be predicted with certainty, the Hotel believes that based on current knowledge, that the resolution of these matters will not have a material adverse effect on our financial position or results of operations.

7. SUBSEQUENT EVENT

On July 31, 2008 the Company sold the Hotel to a subsidiary of Apple REIT Nine, Inc., a Virginia Corporation, for $18,375,000.

TUCSON, AZ—HILTON GARDEN INN HOTEL

BALANCE SHEETS

(UNAUDITED)

	June 30 2008 (Unaudited)	December 31 2007
ASSETS
Investment in hotel, net	$16,002,208	$13,097,129
Cash and cash equivalents	471,907	205,772
Accounts receivable	56,213	—
Prepaids and other assets	154,364	139,991
Deferred financing costs, net	49,118	—
Intangible assets, net	58,980	—

Total assets	$16,792,790	$13,442,842

LIABILITIES AND OWNERS’ EQUITY
Accounts payable and other liabilities	$643,419	$2,196,567
Mortgage payable	13,476,000	8,328,567

Total liabilities	14,119,419	10,525,134
Owners’ equity	2,673,371	2,917,708

Total liabilities and owners’ equity	$16,792,790	$13,442,842

TUCSON, AZ—HILTON GARDEN INN HOTEL

STATEMENTS OF OPERATIONS

(UNAUDITED)

	Six Months Ending June 30 2008	Six Months Ending June 30 2007
REVENUES
Rooms	$943,472	$—
Other income	158,105	—

Total revenues	1,101,577	—

OPERATING EXPENSES
Rooms	218,827	—
Depreciation and amortization	274,743	—
Real estate taxes, insurance and other	76,018	631
Property operation, maintenance and energy costs	137,484	—
Management and franchise fees	110,958	—
Administrative and other	363,542	1,175

Total operating expenses	1,181,572	1,806

Operating loss	(79,995)	(1,806)

OTHER INCOME (EXPENSE)
Interest expense	(283,618)	(9,626)

Net loss	$(363,613)	$(11,432)

TUCSON, AZ—HILTON GARDEN INN HOTEL

STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ending June 30 2008	Six Months Ending June 30 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(363,613)	$(11,432)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	263,563	—
Changes in operating assets and liabilities:
Accounts receivable	(56,213)	—
Prepaid expenses and other assets	(135,189)	(17,732)
Accounts payable and accrued expenses	510,068	—

Net cash provided by (used in) operating activities	218,616	(29,164)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment, including construction-in-progress	(5,219,139)	(1,980,494)

Net cash used in investing activities	(5,219,139)	(1,980,494)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from mortgage payable	5,147,433	1,430,935
Capital contributions	119,275	107,879

Net cash provided by financing activities	5,266,708	1,538,814

Net increase (decrease) in cash and cash equivalents	266,185	(470,844)

CASH AND CASH EQUIVALENTS
Beginning of period	205,722	482,513

End of period	$471,907	$11,669

SUPPLEMENTAL INFORMATION
Interest paid	$402,341	$38,008

NON-CASH TRANSACTIONS
Construction related payables	$(2,063,215)	$709,573

The unaudited interim financial statements have been prepared in accordance with Article 10 of Regulation S-X. Accordingly, they do not include all of the information required by accounting principles generally accepted in the United States. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered for a fair presentation have been included. These unaudited interim financial statements should be read in conjunction with the Company’s audited financial statements as of and for the year ended December 31, 2007 included herein. Operating results for the six month period ended June 30, 2008 are not necessarily indicative of the results that may be expected for the twelve month period ending December 31, 2008.

INDEPENDENT AUDITORS’ REPORT

To the Partners of

Charlotte Lakeside Hotel, L.P.:

We have audited the accompanying balance sheets of the Charlotte Lakeside Hotel, L.P., as of December 31, 2007 and 2006, and the related statements of operations and partners’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit included assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects the financial position of the Charlotte Lakeside Hotel, L.P. as of December 31, 2007 and 2006, and the results in its operations, changes in partners’ deficit, and cash flows for the years ended December 31, 2007 and 2006 in conformity with U.S. generally accepted accounting principles.

/s/ SCHNEIDER & COMPANY

Certified Public Accountants, PC

Parsippany, New Jersey

September 12, 2008

CHARLOTTE LAKESIDE HOTEL, L.P.

BALANCE SHEETS

AS OF DECEMBER 31, 2007 and 2006

	December 31,
	2007	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$49,569	$84,166
Accounts receivable	20,900	29,714
Prepaid expenses and other current assets	11,030	14,451

Total current assets	81,499	128,331

PROPERTY AND EQUIPMENT:
Land	1,163,961	1,163,961
Buildings	4,869,581	4,869,581
Furniture, fixtures and equipment	3,657,312	3,282,919

	9,690,854	9,316,461
Accumulated depreciation	(5,512,244)	(5,069,660)

Total property and equipment	4,178,610	4,246,801

OTHER ASSETS, net	36,262	42,118

Total assets	$4,296,371	$4,417,250

LIABILITIES AND PARTNERS’ DEFICIT

CURRENT LIABILITIES:
Current portion of long-term debt	$532,034	$472,153
Accounts payable	284,749	235,262
Accrued expenses	46,027	113,620
Accrued management fees—affiliates	577,442	438,281
Due to affiliates	1,987,231	1,976,527

Total current liabilities	3,427,483	3,235,843

LONG-TERM DEBT, net of current portion	3,319,524	3,852,558

COMMITMENTS AND CONTINGENCIES

PARTNERS’ DEFICIT	(2,450,636)	(2,671,151)

Total liabilities and partners’ deficit	$4,296,371	$4,417,250

The accompany notes to these financial statements

are integral part of these financial statements.

CHARLOTTE LAKESIDE HOTEL, L.P.

STATEMENTS OF OPERATIONS AND PARTNERS’ DEFICIT

AS OF DECEMBER 31, 2007 and 2006

	Year ended December 31,
	2007	2006
REVENUES:
Rooms	$2,734,801	$2,547,061
Meeting room	10,937	9,748
Telephone	6,087	6,267
Other	38,658	30,585

Total revenues	2,790,483	2,593,661

DEPARTMENTAL EXPENSES
Rooms	786,425	755,286
Meeting room	6,360	5,907
Telephone	17,801	16,652
Other	6,721	7,349

Total departmental expenses	817,307	785,194

GROSS OPERATING INCOME	1,973,176	1,808,467

OTHER OPERATING EXPENSES
General and administrative	407,540	357,360
Advertising and business promotion	285,830	281,410
Energy	156,880	153,778
Property operations and maintenance	241,190	241,422
Rent, Property Taxes and Insurance	114,856	161,777
Administrative Services and Professional Fees	162,203	152,610
Management Fees—affiliates	139,160	129,587

Total operating expenses	1,507,659	1,477,944

INCOME FROM OPERATIONS	465,517	330,523

DEPRECIATION AND AMORTIZATION	448,439	374,722

INTEREST EXPENSE, net	46,563	101,704

NET LOSS	(29,485)	(145,903)

PARTNERS’ DEFICIT, beginning of year	(2,671,151)	(2,625,248)

CAPITAL CONTRIBUTIONS	250,000	100,000

PARTNERS’ DEFICIT, end of year	$(2,450,636)	$(2,671,151)

The accompany notes to these financial statements

are integral part of these financial statements.

CHARLOTTE LAKESIDE HOTEL, L.P.

STATEMENTS OF CASH FLOWS

AS OF DECEMBER 31, 2007 and 2006

	Year ended December 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(29,485)	$(145,903)
Adjustments to reconcile net loss to net cash flows provided by operating activities:
Accretion of forgiveness of indebtedness	(217,852)	(191,445)
Depreciation and amortization	448,440	374,712
Changes in:
Accounts receivable	8,814	66,621
Prepaid expenses and other current assets	3,421	(2,872)
Accounts payable	49,487	(10,414)
Accrued management fees—affiliates	139,161	129,587
Accrued expenses	(67,592)	67,382

Net cash flows provided by operating activities	334,394	287,668

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(374,393)	(231,590)

Net cash flows used in investing activities	(374,393)	(231,590)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of debt	(255,301)	(226,568)
Capital contributions	250,000	100,000
Borrowings from affiliates	10,703	145,576

Net cash flows provided by financing activities	5,402	19,008

INCREASE IN CASH AND CASH EQUIVALENTS	(34,597)	75,086

CASH AND CASH EQUIVALENTS, beginning of year	84,166	9,080

CASH AND CASH EQUIVALENTS, end of year	$49,569	$84,166

The accompany notes to these financial statements

are integral part of these financial statements.

CHARLOTTE LAKESIDE HOTEL, L.P.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 and 2006

1. ORGANIZATION

Charlotte Lakeside Hotel, L.P. is a limited partnership which owns a Homewood Suites hotel in Charlotte, North Carolina. The partnership is managed by common affiliates.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Revenue Recognition

Revenues are derived primarily from the rental of hotel rooms. Revenues are recognized as earned.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment

Property and equipment are stated at cost. Improvements that extend the life of the asset are capitalized. Depreciation is provided using straight-line and declining balance methods. The Partnership utilizes the following useful lives:

Buildings	15-40 years
Furniture, fixtures and equipment	5-10 years

Expenditures for maintenance and repairs are charged to operations as incurred. Significant renovations or betterments, which extend the useful life of the assets, are capitalized.

Long-Lived Assets

The Partnership reviews its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable, as measured by comparing their net book value to the estimated future cash flows generated by their use. The Partnership does not believe that any such changes have occurred.

Other Assets

Other assets consist of hotel licenses and loan acquisition costs. Hotel licenses are amortized on a straight-line basis over the life of the applicable license, usually 20 years. Loan acquisition costs are amortized over the life of the applicable loan. Amortization of these costs was $5,856 and $5,856 during the years ended December 31, 2007 and 2006, respectively.

Income Taxes

No provision is made in the accounts of the Partnership for federal and state income taxes as such taxes are liabilities of the individual partners. The Partnership’s income tax returns and the amount of allocable partnership income are subject to examination by federal and state taxing authorities. If an examination results in a change to the Partnerships’ reported income or loss, the taxable income or loss reported by the individual partners may also change.

Cash and Cash Equivalents—Concentration of Credit Risk

For purposes of the Statement of Cash Flows, the Partnership considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Interest paid was approximately $264,415 and $293,149 for the years ended December 31, 2007 and 2006, respectively.

Financial instruments that potentially subject the Partnership to concentrations of credit risk consist principally of cash and cash equivalents and escrow deposits in financial institutions. The Partnership places its cash and temporary cash investments with high credit quality institutions. At times, such amounts may be in excess of the FDIC insurance limit.

3. LONG-TERM DEBT

As of December 31 long-term debt consisted of the following:

	2007	2006
Hotel building financing	$3,851,558	$4,324,711
Less: current portion	(532,034)	(472,153)

Long-term portion	$3,319,524	$3,852,558

Hotel Building Financing

The Partnership’s mortgages were consolidated, amended and restated during 1993 along with a consolidated group of eight other hotel mortgages upon purchase of the mortgages from the lender by Nomura Asset Capital Corporation (“NACC”). The 1993 consolidated group note with NACC of $72,204,000 bears interest at 12% per annum and principal and interest are paid monthly with a level monthly debt service payment calculated on $51,500,000 of principal through July 1, 2013. The remaining portion of consolidated group principal at inception of $20,704,000 is being amortized and forgiven by NACC on a pari passu basis as the monthly debt service payments are made.

Approximately $217,852 and $191,445 of the Partnership’s principal was amortized and forgiven during the years ended December 31, 2007 and 2006, respectively and was recorded as a reduction of interest expense. NACC had a first mortgage lien until May 22, 2008 on each of the group properties which all contain cross-collateralization and cross-default provisions. This collateral included all property and interests in property owned or acquired by the Partnership. See Note 8.

4. RELATED PARTY TRANSACTIONS

Management Fees

Under management agreements with affiliates, the Partnership incurs a basic fee of 4% of adjusted gross revenue, as defined, and an incentive fee of 10% of gross operating profit, as defined. Management fees were $139,160 and $129,587 for the years ended December 31, 2007 and 2006, respectively. Accrued management fees were $577,442 and $438,281 at December 31, 2007 and 2006, respectively.

Administrative Services

In addition, the Partnership utilizes the services of various affiliates for management, accounting and computer services. Amounts paid to affiliates for such services were $114,055 and $118,144 for the years ended December 31, 2007 and 2006, respectively.

Capital Contributions

During the years ended December 31, 2007 and 2006, partners made capital contributions of $250,000 and $100,000, respectively to the Partnership and will continue to make additional advances and/or capital contributions during 2008, if necessary.

5. LEASES

The Partnership leases hotel equipment under operating leases. Rent expense for these leases, excluding the related party lease discussed above, was $17,254 and $17,025 for the years ended December 31, 2007 and 2006, respectively.

Future minimum lease payments, excluding the related party lease discussed above, under the non-cancellable operating leases as of December 31, 2007 are as follows:

Year Ending December 31	Amount
2008	$16,920
2009	7,050

$23,970

6. SAVINGS AND RETIREMENT PLAN

Under the provisions of the Partnership’s 401(k) Savings and Retirement Plan, an employee may contribute a percentage of each year’s pay subject to legal maximums. The Partnership has the option to provide an employer matching contribution each year. The Partnership’s contribution was $5,326 and $3,594 for the years ended December 31, 2007 and 2006, respectively, which was equal to 50% of the first 4% of each participating employee’s contributions. Vesting of Partnership contributions starts in the second year of an employee’s service and increases by 20% each year, until fully vested in year six.

7. COMMITMENTS AND CONTINGENCIES

In conjunction with the Partnership’s agreement with a national hotel chain, the Partnership is obligated to perform certain additional renovations and improvements to its hotel which management estimates will aggregate approximately $1,700,000 as of December 31, 2007.

8. SUBSEQUENT EVENT

On May 22, 2008, the Partnership re-mortgaged its property along with six other co-borrowers with Wachovia Bank, NA. The consolidated loan agreement aggregated $60 million giving Wachovia a first mortgage lien on each of seven properties which all contain cross collateralization and cross default provisions. The collateral for this agreement includes all property and interests in property owned or acquired by the Partnership. In addition, the loan agreement required a $15 million guarantee by certain other affiliates of the consolidated borrowing group. The loan requires monthly payments of interest only at a rate of LIBOR plus 2.5% and requires an interest rate swap agreement which currently brings the effective rate of interest to approximately 6% at June 30, 2008. The $60 million mortgage matures on May 31, 2011 and is subject to two one-year extensions provided certain conditions are met.

As of September 12, 2008, the Partnership has not borrowed its $3.7 million allocation from the group’s $60 million agreement. The Partnership’s institutional borrowings have been replaced since May 22, 2008 by non-interest bearing advances from an affiliate.

(Remainder of Page Is Intentionally Blank)

CHARLOTTE LAKESIDE HOTEL, L.P.

BALANCE SHEETS

AS OF JUNE 30, 2008 and 2007

(Unaudited)

	June 30,
	2008	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$49,051	$95,046
Accounts receivable	40,202	60,086
Prepaid expenses and other current assets	—	9,572

Total current assets	89,253	164,704

PROPERTY AND EQUIPMENT:
Land	1,163,961	1,163,961
Buildings	4,869,581	4,869,581
Furniture, fixtures and equipment	4,214,824	3,352,030

	10,248,366	9,385,572
Accumulated depreciation	(5,727,872)	(5,253,513)

Total property and equipment	4,520,494	4,132,059

OTHER ASSETS, net	113,224	39,190

Total assets	$4,722,971	$4,335,953

LIABILITIES AND PARTNERS’ DEFICIT

CURRENT LIABILITIES:
Current portion of long-term debt	$—	$501,201
Accounts payable	177,082	141,728
Accrued expenses	114,037	84,951
Accrued management fees—affiliates	629,678	509,411
Due to affiliates	4,863,989	1,998,258

Total current liabilities	5,784,786	3,235,549

LONG-TERM DEBT, net of current portion	—	3,593,479

COMMITMENTS AND CONTINGENCIES

PARTNERS’ DEFICIT	(1,061,815)	(2,493,075)

Total liabilities and partners’ deficit	$4,722,971	$4,335,953

CHARLOTTE LAKESIDE HOTEL, L.P.

STATEMENTS OF INCOME AND PARTNERS’ DEFICIT

AS OF JUNE 30, 2008 and 2007

(Unaudited)

	Six months ended June 30,
	2008	2007
REVENUES:
Rooms	$1,025,867	$1,398,742
Meeting room	3,828	6,156
Telephone	1,748	3,074
Other	13,825	20,879

Total revenues	1,045,268	1,428,851

DEPARTMENTAL EXPENSES
Rooms	337,806	392,071
Meeting room	3,031	3,149
Telephone	8,143	8,539
Other	1,794	4,372

Total departmental expenses	350,774	408,131

GROSS OPERATING INCOME	694,494	1,020,720

OTHER OPERATING EXPENSES
General and administrative	172,870	190,403
Advertising and business promotion	132,956	139,827
Energy	63,530	73,086
Property operations and maintenance	98,925	121,513
Rent, Property Taxes and Insurance	59,538	54,360
Administrative Services and Professional Fees	75,583	75,717
Management Fees—affiliates	52,236	71,130

Total operating expenses	655,638	726,036

INCOME FROM OPERATIONS	38,856	294,684
DEPRECIATION AND AMORTIZATION	237,855	186,780
INTEREST EXPENSE, net	622,820	29,826
GAIN ON DEBT CANCELLATION	(1,710,641)	—

NET INCOME	888,822	78,078
PARTNERS’ DEFICIT, beginning of period	(2,450,637)	(2,671,153)
CAPITAL CONTRIBUTIONS	500,000	100,000

PARTNERS’ DEFICIT, end of period	$(1,061,815)	$(2,493,075)

CHARLOTTE LAKESIDE HOTEL, L.P.

STATEMENTS OF CASH FLOWS

AS OF JUNE 30, 2008 and 2007

(Unaudited)

	Six months ended June 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$888,822	$78,078
Adjustments to reconcile net loss to net cash flows provided by operating activities:
Accretion of forgiveness of indebtedness	(78,232)	(106,191)
Depreciation and amortization	237,855	186,781
Gain on debt cancellation	(1,710,641)	—
Changes in:
Accounts receivable	(19,302)	(30,372)
Prepaid expenses and other current assets	11,030	4,879
Accounts payable	(107,667)	(93,534)
Accrued management fees—affiliates	52,236	71,130
Accrued expenses	68,010	(28,669)

Net cash flows (used in) provided by operating activities	(657,889)	82,102

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(557,512)	(69,111)
Increase in other long term assets	(99,189)	—

Net cash flows used in investing activities	(656,701)	(69,111)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of debt	(2,062,685)	(123,840)
Borrowings from affiliates	2,876,757	21,730
Capital contributions	500,000	100,000

Net cash flows provided by (used in) financing activities	1,314,072	(2,110)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(518)	10,881

CASH AND CASH EQUIVALENTS, beginning of period	49,569	84,165

CASH AND CASH EQUIVALENTS, end of period	$49,051	$95,046

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors

Apple Nine Hospitality, Inc.

Richmond, Virginia

We have audited the accompanying balance sheets of the Santa Clarita—Courtyard by Marriott Hotel (the Hotel), as of December 31, 2007 and 2006, and the related statements of operations, members’ equity and cash flows for the years then ended. These financial statements are the responsibility of the management of the Hotel. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Hotel as of December 31, 2007 and 2006, and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/ L.P. Martin & Company, P.C.

September 26, 2008

SANTA CLARITA—COURTYARD BY MARRIOTT HOTEL

BALANCE SHEETS

DECEMBER 31, 2007 AND 2006

	2007	2006
ASSETS
INVESTMENT IN HOTEL PROPERTY:
Land	$3,162,456	$3,162,456
Construction in Progress	—	10,632,981
Building and Improvements	13,334,334	—
Furnishings and Equipment	3,544,985	910,493

TOTAL	20,041,775	14,705,930
Less: Accumulated Depreciation	(680,669)	—

NET INVESTMENT IN HOTEL PROPERTY	19,361,106	14,705,930

Cash and Cash Equivalents	10,910	565,329
Accounts Receivable—Trade	73,844	—
Affiliate Advances	325,993	622,552
Prepaids and Other	126,168	23,698
Franchise Fees, Net	55,025	56,800

	591,940	1,268,379

TOTAL ASSETS	$19,953,046	$15,974,309

LIABILITIES AND MEMBERS’ EQUITY
LIABILITIES:
Mortgages Payable	$15,720,040	$9,395,420
Affiliate Advances	121,303	—
Accounts Payable	476,966	7,297
Accrued Expenses	121,564	2,856,507
Cash Deficit	314,529	29,529

TOTAL LIABILITIES	16,754,402	12,288,753
MEMBERS’ EQUITY	3,198,644	3,685,556

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$19,953,046	$15,974,309

The accompanying notes are an integral part of these financial statements.

SANTA CLARITA—COURTYARD BY MARRIOTT HOTEL

STATEMENTS OF MEMBERS’ EQUITY

YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
Balance, Beginning of Year	$3,685,556	$3,654,017
Net Loss	(1,078,500)	(46,716)
Member Contributions, net	591,588	78,255

Balance, End of Year	$3,198,644	$3,685,556

The accompanying notes are an integral part of these financial statements.

SANTA CLARITA—COURTYARD BY MARRIOTT HOTEL

STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
REVENUES:
Rooms	$2,018,947	$—
Other Operating Departments	310,415	—

TOTAL REVENUES	2,329,362	—

EXPENSES:
Rooms	317,421	—
Other Operating Departments	323,216	—
General and Administrative	464,121	—
Sales and Marketing	192,781	—
Property Operations and Energy	257,058	—
Property Taxes and Insurance	169,286	—
Interest Expense	612,321	—
Depreciation and Amortization	682,444	—
Management and Royalty Fees	204,617	—
Pre-Opening Costs	184,597	46,716

TOTAL EXPENSES	3,407,862	46,716

NET LOSS	$(1,078,500)	$(46,716)

The accompanying notes are an integral part of these financial statements.

SANTA CLARITA—COURTYARD BY MARRIOTT HOTEL

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
CASH FLOWS FROM (TO) OPERATING ACTIVITIES:
Net Loss	$(1,078,500)	$(46,716)
Adjustments to Reconcile Net Loss to Net Cash Provided (Used) by Operating Activities:
Depreciation	680,669	—
Amortization	1,775	—
Change in:
Accounts Receivable—Trade	(73,844)	—
Prepaids and Other	(102,470)	(1,149)
Accounts Payable	227,981	—
Accrued Expenses	66,364	—
Cash Deficit	314,529	—

NET CASH FLOWS FROM (TO) OPERATING ACTIVITIES	36,504	(47,865)

CASH FLOWS TO INVESTING ACTIVITIES:
Purchase of Hotel Property	(7,507,131)	(8,860,481)

CASH FLOWS FROM (TO) FINANCING ACTIVITIES:
Mortgage Loan Proceeds	6,354,580	9,395,420
Mortgage Loan Curtailments	(29,960)	—
Member Contributions (Distributions), net	591,588	78,255

NET CASH FLOWS FROM FINANCING ACTIVITIES	6,916,208	9,473,675

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(554,419)	565,329
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	565,329	—

CASH AND CASH EQUIVALENTS, END OF YEAR	$10,910	$565,329

SUPPLEMENTAL DISCLOSURES:
Interest Paid	$984,110	$201,477

The accompanying notes are an integral part of these financial statements.

SANTA CLARITA—COURTYARD BY MARRIOTT HOTEL

NOTES TO THE FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION

The accompanying financial statements present the financial information of the 140 room Courtyard by Marriott Hotel located at 28523 Westinghouse Place in Santa Clarita, California (the Hotel) as of December 31, 2007 and 2006 and for the years then ended. The Hotel is owned by Ocean Park Hotels—MMM, LLC, a California limited liability company.

The Hotel land was acquired in 2004. Construction of the Hotel was completed and the Hotel opened for business on May 17, 2007.

Courtyard by Marriott Hotels specialize in providing full service lodging for business or leisure travelers. Economic conditions in the Hotel locality will impact the Hotel’s future revenues and the ability to collect accounts receivable.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents—Cash and cash equivalents includes cash on hand and demand deposits in banks.

Concentrations—Cash maintained at major financial institutions may at times during the year be in excess of the FDIC-insured limit. However, these deposits may be redeemed upon demand, and therefore, bear minimal risk. At December 31, 2007, cash deposits were within FDIC insurance limits.

Accounts Receivable—Accounts receivable is comprised primarily of trade and credit card receivables due from Hotel guests. Accounts receivable are written off when collection is deemed doubtful. At December 31, 2007, all accounts receivable balances are considered to be fully collectible, and accordingly, an allowance for doubtful accounts has not been recorded. It is possible that certain balances will become uncollectible.

Amortization—Amortization of franchise fees is recorded on a straight-line basis. Amortization expense is anticipated to be $2,840 in each of the five succeeding years.

Pre-Opening Costs—Pre-Opening Costs represent expenditures incurred prior to the opening of the Hotel that would normally be expensed as a cost of operations if those costs were incurred after operations had begun.

Investment in Hotel Property—Land, building and improvements, furnishings and equipment and construction in progress are stated at the Owner’s cost. Mortgage interest of $388,110 in 2007 and $231,006 in 2006 is included as a cost of Hotel property. Costs of normal repairs and maintenance are charged to expense as incurred. Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are removed from the respective accounts, and the resulting gain or loss, if any, is included in income.

Construction in progress consists of costs incurred to develop the site and construct the Hotel to the time the Hotel is placed in operation.

The respective classes of Hotel property are depreciated using straight-line methods over the following lives:

Building and Improvements	15 to 40 Years
Furnishings and Equipment	5 Years

Asset Impairment—Long-lived assets are evaluated for impairment based on undiscounted future cash flows, and, if impaired, are carried at fair value. Assets to be disposed of are reported at the lower of carrying value or fair value less cost to sell. No impairment losses have been recorded to date.

Revenue Recognition—Room and other operating revenues represent revenue derived from rental of rooms and other associated customer fees. Revenue is recognized as room stays occur and other services are provided.

Advertising—Advertising costs are expensed in the period incurred.

Income Taxes—The Hotel property was owned by a limited liability company throughout the financial statement periods. Income and losses of a limited liability company are passed through to the members and taxed on their individual income tax returns. Accordingly, these financial statements do not reflect an income tax provision.

NOTE 3—RELATED PARTY TRANSACTIONS

A franchise agreement has been entered into with Marriott International, Inc., which entitles the Owner to operate as a Courtyard by Marriott Hotel for a twenty year term beginning on the opening date of the Hotel. The agreement required an initial franchise fee of $56,800. The fee is being amortized straight-line over the term of the agreement.

The agreement requires the payment of continuing royalty and marketing fees at the rates of 5.5% and 2.0% of gross room revenue, respectively. During 2007, royalty and marketing fees totaled $111,443 and $42,072, respectively.

Affiliate advances represent non-interest bearing loans to and from various affiliates to fund construction costs and various operating activities.

The Hotel is managed by Ocean Park Hotels, Inc., an affiliated entity. The management contract, which is for a ten year term beginning on the opening date of the Hotel, requires the Hotel owner to pay monthly management fees at 4.0% of “adjusted gross revenues.” In 2007, management fee expense totaled $93,174.

NOTE 4—MORTGAGES AND NOTE PAYABLE

The Hotel property is encumbered by a first deed of trust payable to Rabobank, NA, formerly Mid-State Bank and Trust. The loan, in the original amount of $15,750,000, is for a ten year term maturing on March 14, 2016.

For the initial 18 months, the note required interest only payments at a rate of 7.0%. For the period October 14, 2007 through March 14, 2011, the note continues to bear interest at a rate of 7.0% but requires monthly principal and interest payments of $105,866. For the final fifty-nine months, the interest rate changes to a variable rate equal to 2.5% above the rate for 5 year U. S. Government Treasuries with required monthly payments in an amount to fully amortize the loan in 318 months. The unpaid principal balance is payable in full on March 14, 2016.

The note is secured by the Hotel real estate, by an assignment of rents, by a security interest in the rents and personal property, and by the personal guarantee of the managing member of the Owner.

Below is a schedule of required future principal curtailments as of December 31, 2007:

2008	$175,549
2009	188,239
2010	201,847
2011	204,193
2012	214,728
Thereafter	14,735,484

TOTAL	$15,720,040

NOTE 5—SUBSEQUENT EVENT

On July 24, 2008, the Owner of the Hotel property entered into a contract to sell the Hotel property to an affiliate of Apple Nine Hospitality, Inc for $22,700,000. The sale closed September 24, 2008.

SANTA CLARITA—COURTYARD BY MARRIOTT HOTEL

BALANCE SHEETS

JUNE 30, 2008 AND 2007

(UNAUDITED)

	2008	2007
ASSETS
INVESTMENT IN HOTEL PROPERTY:
Land	$3,162,456	$3,162,456
Building and Improvements	13,334,334	13,334,334
Furnishings and Equipment	3,547,362	2,888,209

TOTAL	20,044,152	19,384,999
Less: Accumulated Depreciation	(1,225,442)	(119,714)

NET INVESTMENT IN HOTEL PROPERTY	18,818,710	19,265,285

Cash and Cash Equivalents	22,983	26,066
Accounts Receivable—Trade	75,144	27,830
Affiliate Advances	438,792	537,487
Prepaids and Other	144,159	41,804
Franchise Fees, Net	53,605	56,445

	734,683	689,632

TOTAL ASSETS	$19,553,393	$19,954,917

LIABILITIES AND MEMBERS’ EQUITY
LIABILITIES:
Mortgage Payable	$15,680,600	$15,544,215
Accounts Payable	431,645	20,736
Affiliate Advances	199,210	24,251
Accrued Expenses	639,494	65,803
Cash Deficit	11,743	891,564

TOTAL LIABILITIES	16,962,692	16,546,569
MEMBERS’ EQUITY	2,590,701	3,408,348

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$19,553,393	$19,954,917

SANTA CLARITA—COURTYARD BY MARRIOTT HOTEL

STATEMENTS OF MEMBERS’ EQUITY

SIX MONTH PERIODS ENDED JUNE 30, 2008 AND 2007

(UNAUDITED)

	2008	2007
Balance, January 1	$3,198,644	$3,685,556
Net Loss	(645,007)	(422,279)
Member Contributions, net	37,064	145,071

Balance, June 30	$2,590,701	$3,408,348

SANTA CLARITA—COURTYARD BY MARRIOTT HOTEL

STATEMENTS OF OPERATIONS

SIX MONTH PERIODS ENDED JUNE 30, 2008 AND 2007

(UNAUDITED)

	2008	2007
REVENUES:
Rooms	$1,758,877	$274,561
Other Operating Departments	214,437	50,174
Other Income	2,953	—

TOTAL REVENUES	1,976,267	324,735

EXPENSES:
Rooms	218,892	75,007
Other Operating Departments	249,562	19,557
General and Administrative	373,084	131,176
Sales and Marketing	151,394	41,558
Property Operations and Energy	191,384	54,181
Property Taxes and Insurance	159,016	8,179
Interest Expense	555,617	89,823
Depreciation and Amortization	546,193	120,069
Management and Royalty Fees	176,132	26,717
Pre-Operating Costs	—	180,747

TOTAL EXPENSES	2,621,274	747,014

NET LOSS	$(645,007)	$(422,279)

SANTA CLARITA—COURTYARD BY MARRIOTT HOTEL

STATEMENTS OF CASH FLOWS

SIX MONTH PERIODS ENDED JUNE 30, 2008 AND 2007

(UNAUDITED)

	2008	2007
CASH FLOWS FROM (TO) OPERATING ACTIVITIES:
Net Loss	$(645,007)	$(422,279)
Adjustments to Reconcile Net Loss to Net Cash Provided by Operating Activities:
Depreciation	544,773	119,714
Amortization	1,420	355
Change in:
Accounts Receivable—Trade	(1,300)	(27,830)
Prepaids and Other	(17,991)	(18,106)
Accounts Payable	(45,321)	20,736
Accrued Expenses	517,930	28,225
Affiliate Advances	(34,892)	—
Cash Deficit	(302,786)	891,564

NET CASH FLOWS FROM OPERATING ACTIVITIES	16,826	592,379

CASH FLOWS TO INVESTING ACTIVITIES:
Purchase of Hotel Property	(2,377)	(7,425,508)

CASH FLOWS FROM (TO) FINANCING ACTIVITIES:
Mortgage Loan Proceeds	—	6,148,795
Mortgage Payable Curtailments	(39,440)	—
Member Contributions, net	37,064	145,071

NET CASH FLOWS FROM (TO) FINANCING ACTIVITIES	(2,376)	6,293,866

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	12,073	(539,263)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	10,910	565,329

CASH AND CASH EQUIVALENTS, END OF PERIOD	$22,983	$26,066

INDEPENDENT AUDITORS’ REPORT

To the Partners of

Allen Stacy Hotel, Ltd.

Allen, Texas

We have audited the accompanying balance sheets of Allen Stacy Hotel, Ltd. as of December 31, 2007 and 2006, and the related statements of operations, changes in partners’ capital, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Allen Stacy Hotel, Ltd. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Novogradac & Company LLP

Cleveland, Ohio

September 23, 2008

ALLEN STACY HOTEL, LTD.

BALANCE SHEETS

December 31, 2007 and 2006

	2007	2006
ASSETS
PROPERTY AND EQUIPMENT
Land and improvements	$914,358	$914,358
Building and improvements	6,511,178	6,500,847
Furniture, fixtures and equipment	1,317,166	1,309,627

	8,742,702	8,724,832
Less accumulated depreciation	(754,787)	(256,148)

	7,987,915	8,468,684
OTHER ASSETS
Cash and cash equivalents:
Operations	483,637	200,268
Reserve for furniture, fixtures and equipment	53,276	—
Accounts receivable, net	35,296	22,581
Prepaid expenses	16,207	26,849
Deferred charges, net	163,483	216,215

Total other assets	751,899	465,913

TOTAL ASSETS	$8,739,814	$8,934,597

LIABILITIES AND PARTNERS’ CAPITAL
LIABILITIES
Accounts payable:
Trade	$18,795	$58,019
Construction	—	247,590
Accrued expenses:
Interest	—	42,764
Operating expenses	84,105	50,255
Real estate and other taxes	192,281	98,447
Management fees	7,454	5,350
Sales and occupancy taxes	31,472	22,338
Advances payable—partner	—	23,892
Advance deposits	7,224	—
Lease payable	213,355	263,835
Note payable	510,990	300,000
Mortgage note payable	6,707,221	6,863,913

Total liabilities	7,772,897	7,976,403
PARTNERS’ CAPITAL	966,917	958,194

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$8,739,814	$8,934,597

The accompanying notes are an integral part of these financial statements.

ALLEN STACY HOTEL, LTD.

STATEMENTS OF OPERATIONS

For the years ended December 31, 2007 and 2006

	2007	2006
REVENUES
Rooms	$2,873,469	$781,238
Telephone	5,520	954
Ancillary income	100,489	30,626

	2,979,478	812,818

DEPARTMENTAL EXPENSES
Rooms	669,868	225,683
Telephone	21,575	14,477
Ancillary services	39,859	12,480

	731,302	252,640

DEPARTMENTAL INCOME	2,248,176	560,178

UNDISTRIBUTED OPERATING EXPENSES
Marketing and advertising	186,827	55,737
General and administrative	219,950	80,328
Energy costs	130,791	44,050
Repairs and maintenance	163,222	62,461
Franchise fees	115,156	31,302
Management fees	89,289	24,368

	905,235	298,246

OPERATING INCOME	1,342,941	261,932

FIXED EXPENSES
Insurance	9,360	4,527
Property and other taxes	186,032	44,665
Interest	587,163	212,931
Depreciation and amortization	551,371	278,120

	1,333,926	540,243

INCOME (LOSS) BEFORE OTHER INCOME (EXPENSE)	9,015	(278,311)

OTHER INCOME (EXPENSE)
Interest	1,860	312
Miscellaneous	(2,152)	(375)
Organizational and start-up costs	—	(98,426)

	(292)	(98,489)

NET INCOME (LOSS)	$8,723	$(376,800)

The accompanying notes are an integral part of these financial statements.

ALLEN STACY HOTEL, LTD.

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

For the years ended December 31, 2007 and 2006

BALANCE—JANUARY 1, 2006	$1,271,563

Contributions	63,431
Net loss	(376,800)

BALANCE—DECEMBER 31, 2006	958,194
Net income	8,723

BALANCE—DECEMBER 31, 2007	$966,917

The accompanying notes are an integral part of these financial statements.

ALLEN STACY HOTEL, LTD.

STATEMENTS OF CASH FLOWS

For the years ended December 31, 2007 and 2006

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$8,723	$(376,800)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	551,371	278,120
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(12,715)	(22,581)
Decrease (increase) in prepaid expenses	10,642	(26,849)
Decrease in accounts payable—trade	(39,224)	(24,911)
Increase in accrued expenses	96,158	219,154
Increase in advance deposits	7,224	—

Total adjustments	613,456	422,933

Net cash provided by operating activities	622,179	46,133
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(265,460)	(6,053,564)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on deferred charges	—	(111,198)
Payments on advances payable—partners	(23,892)	(63,431)
Principal payments on lease payable	(50,480)	(36,552)
Proceeds from note payable	250,000	300,000
Payments on note payable	(39,010)	—
Proceeds from mortgage note payable	—	6,066,680
Payments on mortgage note payable	(156,692)	(15,237)
Contributions from partners	—	63,431

Net cash (used in) provided by financing activities	(20,074)	6,203,693

NET INCREASE IN CASH AND CASH EQUIVALENTS	336,645	196,262
CASH AND CASH EQUIVALENTS—BEGINNING OF YEAR	200,268	4,006

CASH AND CASH EQUIVALENTS—END OF YEAR	536,913	200,268
LESS RESTRICTED CASH AND CASH EQUIVALENTS
Reserve for furniture, fixtures and equipment	(53,276)	—

UNRESTRICTED CASH AND CASH EQUIVALENTS—END OF YEAR	$483,637	$200,268

The accompanying notes are an integral part of these financial statements.

ALLEN STACY HOTEL, LTD.

STATEMENTS OF CASH FLOWS (CONTINUED)

For the years ended December 31, 2007 and 2006

	2007	2006
Supplemental disclosure of cash flow information:
Cash paid for interest during the year for:
Interest—expensed	$629,927	$170,167
Interest—capitalized	—	152,739

Total	$629,927	$322,906

Supplemental disclosure of non-cash investing activities:
Purchase of property and equipment is shown net of accounts payable—construction	$—	$247,590

Acquisition of equipment through capital lease	$—	$300,387

The accompanying notes are an integral part of these financial statements.

ALLEN STACY HOTEL, LTD.

NOTES TO FINANCIAL STATEMENTS

December 31, 2007 and 2006

1. General

Allen Stacy Hotel, Ltd. (the “Partnership”), a Texas limited partnership, was formed in April 2003 to own and operate a hotel under the franchise of Hilton Hotel. The 103-room Hampton Inn and Suites, (the “Hotel”) located in Allen, Texas, began operations in August 2006.

On August 1, 2008, Apple Nine Hospitality Ownership, Inc., a Virginia corporation, entered into a contract with Allen Stacy Hotel, Ltd. to acquire the Hotel.

The accompanying financial statements have been prepared for the purpose of enabling Apple Nine Hospitality Ownership, Inc. to comply with certain requirements of the Securities and Exchange Commission.

2. Summary of significant accounting policies and nature of operations

Accounting method

The Partnership prepares its financial statements on the accrual basis of accounting consistent with accounting principles generally accepted in the United States of America.

Accounts receivable

Accounts receivable represents unbilled hotel guest charges for guests staying at the hotel as of the end of the year and corporate account customer charges from various times throughout the year. The Company estimates an allowance for doubtful accounts based on historical activity. As of December 31, 2007 and 2006, the allowance for doubtful accounts was $435 and $406, respectively.

Advertising costs

Advertising costs are expensed when incurred. Advertising expense for the years ended December 31, 2007 and 2006, was $69,902 and $23,450, respectively, which is included in marketing and advertising expense in the accompanying statements of operations.

Allocation

Income, loss and cash flows are allocated in accordance with the terms of the Partnership Agreement.

Cash and cash equivalents

Cash and cash equivalents include all cash balances and highly liquid investments with maturities of three months or less at the date of acquisition.

Concentration of credit risk

The Partnership deposits its cash in financial institutions. At times, the account balances may exceed the institution’s federally insured limits. The Partnership has not experienced any losses in such accounts.

Deferred charges

Capitalized loan costs are amortized on the straight-line method over the life of the mortgage. The license fee is amortized over the life of the agreement. Amortization expense for the years ended December 31, 2007 and 2006, was $52,732 and $21,972, respectively.

	2007	2006
Capitalized loan costs	$181,187	$181,187
License fee	65,000	65,000

	246,187	246,187
Less: accumulated amortization	(82,704)	(29,972)

Deferred charges, net	$163,483	$216,215

Economic concentrations

The Partnership operates one hotel in Allen, Texas. Future operations could be affected by changes in economic or other conditions in that geographical area or by changes in the travel and tourism industry.

Impairment of long-lived assets

The Partnership reviews its long-lived assets for impairment whenever events or changes in the circumstances indicate that the carrying value may not be recoverable. Recoverability is measured by a comparison of the carrying amount to the future net undiscounted cash flow expected to be generated and any estimated proceeds from the eventual disposition. If the long-lived assets are considered to be impaired, the impairment to be recognized is measured at the amount the asset exceeds the fair value as determined from an appraisal, discounted cash flows analysis, or other valuation technique. There were no impairment losses recognized during 2007 and 2006.

Income taxes

The Partnership is not taxed directly on its income, rather the respective items of income or expense are reported by the partners on their individual returns; therefore, no provision for income taxes is provided for in these financial statements.

Organizational and start-up costs

Organizational and start-up costs are expensed in the year incurred.

Property and equipment

Property and equipment are recorded at cost. Depreciation is computed on the straight-line basis and other accelerated methods over the estimated useful lives as follows:

Building and improvements	15 to 39 years
Furniture, fixtures and equipment	5 to 7 years

Furniture, fixtures and equipment consist primarily of room furniture, fixtures, kitchen equipment, computer equipment, and operating equipment. Operating equipment consists of primarily of china, glassware, silverware, pots and pans, and linen.

Depreciation expense for the years ended December 31, 2007 and 2006, was $498,639 and $256,148, respectively.

Maintenance and repairs are charged against income as incurred and major improvements that significantly extend the useful life of property and equipment are capitalized.

Costs directly associated with the acquisition, development, and construction of the Partnership are capitalized. Such costs include interest, property taxes, insurance, pre-acquisition expenditures, and other direct costs incurred during the construction period.

Restricted cash

Management maintains cash reserves for the replacement of and additions to furniture, fixtures, and equipment. The unexpended reserve, classified as reserve for furniture, fixtures and equipment on the accompanying balance sheets, totaled $53,276 and $-0-, respectively, as of December 31, 2007 and 2006.

Revenue recognition

For financial reporting, the Partnership recognizes income on the accrual method of accounting. Under this method, revenue is recognized when services are performed. Revenue from advance deposits are deferred and included in income when the services to which they relate are delivered.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

3. Mortgage note payable

During 2005, the Partnership entered into a loan agreement with Texans Commercial Capital LLC. The loan is payable in monthly installments of principal and interest. The remaining principal is due at maturity. The note is secured by a first mortgage on the Partnership’s real property, an assignment of revenues, a guarantee by the General Partners and the personal guarantee of the individual managing members of the General Partners. The balance of the mortgage note payable at of December 31, 2007 and 2006 was $6,707,221 and $6,863,913, respectively. Accrued interest as of December 31, 2007 and 2006, was $-0- and $42,764, respectively. The terms of the note are as follows:

Original amount	$6,879,150
Original date	May 2005
Maturity date	May 2010
Interest rate	7.375%
Current monthly payment	$55,353

The annual principal payment requirements are as follows:

2008	$168,500
2009	181,600
2010	6,357,121

$6,707,221

4. Note payable

In May 2006, LJM Stacy, LLC, a General Partner, entered into a loan agreement on behalf of the Partnership with First Bank of Canyon Creek (“Payee”). The note was amended and restated on January 19, 2007. The note is payable in monthly installments of principal and interest. Any outstanding principal and interest is due at maturity or as demanded by the Payee. The note is secured by the General Partners’ interest in the Partnership and is guaranteed by the General Partners and their individual managing members. The balance of the note at December 31, 2007 and 2006 was $510,990 and $300,000, respectively. There was no accrued interest on the note as of December 31, 2007 and 2006. The terms of the note are as follows:

Original amount	$300,000
Amended amount	$550,000
Amended maturity date	May 2008
Interest rate	(1)
Current monthly payment	$5,453

(1)	Interest is based on a variable rate equal to the lesser of the maximum rate permitted by the Texas Finance Code and Texas Credit Code or prime plus 2% (9.25% and 10.25% at December 31, 2007 and 2006, respectively). However, at no time shall the interest rate be less than 9.75%.

Subsequent to December 31, 2007, the Partnership entered into a Loan Modification Agreement to extend the note to November 2009. The interest rate at no time shall be less than 8% and the monthly payment of principal and interest was modified to $4,351. In addition a principal payment of $30,000 is due in May 2009.

5. Lease payable

During 2006, the Partnership entered into a financing lease agreement for equipment totaling $300,387. The equipment has been capitalized and is being depreciated in accordance with the Partnership’s depreciation policy. The lease requires 60 monthly payments of $6,531, which includes interest imputed at 11%, commencing July 2006. The balance of the lease payable as of December 31, 2007 and 2006 was $213,355 and $263,835, respectively. Interest expense under the lease totaled $27,889 and $15,996 during 2007 and 2006, respectively.

Future minimum lease payments on the capital lease as of December 31, 2007 are as follows:

2008	$78,400
2009	78,400
2010	78,400
2011	26,040

$261,240
Less amount representing interest	47,885

Present value of minimum lease payments	$213,355

6. Related party transactions

Advances payable—partners

As of December 31, 2006, advances from certain partners totaled $23,892. During 2007, the advances were repaid. The advances bore interest at prime and were payable upon demand. There was no interest paid on these advances.

Developer Fee

The Partnership has contracted with a related corporation Second Century Investments, an affiliate of a General Partners, for services rendered in structuring, negotiating and developing the project for a fee of $50,000. The fee has been capitalized to the cost of property and equipment.

Management fee

The Partnership has contracted with a related corporation, Gateway Hospitality Group, Inc., an affiliate of the General Partner, to provide management services for a fee of 3% of revenue. Total management fees of

$89,289 and $24,368 have been expensed for 2007 and 2006 respectively, under the above-mentioned management contract with $7,454 and $5,350 included in accrued expenses at December 31, 2007 and 2006, respectively.

Technical Service Fee

The Partnership has contracted with a related corporation Gateway Hospitality Group, Inc., an affiliate of a General Partner, to provide technical services for a fee of $50,000. The fee has been capitalized to the cost of property and equipment.

7. License agreement

The Partnership entered into a 20-year license agreement in May 2003 with Promus Hotels, Inc. which commenced in August 2006. The agreement allows the Partnership to operate the hotel under the Hampton Inn & Suites name. The Partnership paid a $65,000 license fee, which is capitalized and amortized over the life of the agreement. The agreement requires the payment of a monthly franchise fee and a monthly program fee of 4% and 4%, respectively, of gross room revenues, as defined in the license agreement. The monthly program fee is subject to change, however, increases will not exceed 1% in any calendar year and cumulative increases will not exceed 5% of gross room revenues. For the year ended December 31, 2007 and 2006, franchise fees totaled $115,156 and $31,302, respectively. Program fees of $115,156 and $31,302, were incurred during 2007 and 2006, respectively, and were included in rooms expense and marketing and advertising on the accompanying statements of operations.

ALLEN STACY HOTEL, LTD.

BALANCE SHEETS (UNAUDITED)

June 30, 2008 and 2007

	2008	2007
ASSETS
PROPERTY AND EQUIPMENT
Land and improvements	$914,358	$914,358
Building and improvements	6,512,593	6,511,843
Furniture, fixtures and equipment	1,322,829	1,311,519

	8,749,780	8,737,720
Less accumulated depreciation	(994,787)	(514,148)

	7,754,993	8,223,572

OTHER ASSETS
Cash and cash equivalents:
Operations	384,204	288,600
Reserve for furniture, fixtures and equipment	102,219	4,670
Accounts receivable	15,404	27,712
Prepaid expenses	11,416	15,736
Deferred charges, net	137,117	189,849

Total other assets	650,360	526,567

TOTAL ASSETS	$8,405,353	$8,750,139

LIABILITIES AND PARTNERS’ CAPITAL

LIABILITIES
Accounts payable	$33,903	$24,947
Accrued expenses:
Interest	—	2,648
Operating expenses	59,758	64,620
Real estate and other taxes	109,794	96,917
Management fees	9,338	8,480
Sales and occupancy taxes	42,575	34,483
Advances payable - partner	—	10,551
Deposits	151	2,759
Lease payable	186,027	239,342
Note payable	504,396	549,401
Mortgage note payable	6,623,900	6,784,918

Total liabilities	7,569,842	7,819,066
PARTNERS’ CAPITAL	835,511	931,073

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$8,405,353	$8,750,139

ALLEN STACY HOTEL, LTD.

STATEMENTS OF OPERATIONS (UNAUDITED)

For the six months ended June 30, 2008 and 2007

	2008	2007
REVENUES
Rooms	$1,603,864	$1,394,635
Telephone	1,473	1,306
Ancillary income	53,601	47,714

	1,658,938	1,443,655

DEPARTMENTAL EXPENSES
Rooms	379,376	326,755
Telephone	11,793	9,365
Ancillary services	20,708	18,642

	411,877	354,762

DEPARTMENTAL INCOME	1,247,061	1,088,893

UNDISTRIBUTED OPERATING EXPENSES
Marketing and advertising	107,662	93,018
General and administrative	115,496	109,103
Energy costs	76,192	62,196
Repairs and maintenance	93,826	72,775
Franchise fees	64,323	55,793
Management fees	49,768	43,214

	507,267	436,099

OPERATING INCOME	739,794	652,794

FIXED EXPENSES
Insurance	3,501	5,484
Property and other taxes	127,138	90,667
Interest	285,058	297,898
Depreciation and amortization	266,366	284,366

	682,063	678,415

INCOME (LOSS) BEFORE OTHER INCOME (EXPENSE)	57,731	(25,621)

OTHER INCOME (EXPENSE)
Interest	3,312	—
Miscellaneous	(364)	(1,500)

	2,948	(1,500)

NET INCOME (LOSS)	$60,679	$(27,121)

ALLEN STACY HOTEL, LTD.

STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six months ended June 30, 2008 and 2007

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$60,679	$(27,121)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	266,366	284,366
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	19,892	(5,131)
Decrease in prepaid expenses	4,791	11,113
Increase (decrease) in accounts payable	15,108	(33,072)
Decrease in accrued expenses	(93,847)	(12,006)
(Decrease) increase in deposits	(7,073)	2,759

Total adjustments	205,237	248,029

Net cash provided by operating activities	265,916	220,908
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(7,078)	(260,478)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on advances payable—partner	—	(13,341)
Principal payments on lease payable	(27,328)	(24,493)
Proceeds from note payable	—	250,000
Payments on note payable	(6,594)	(599)
Payments on mortgage note payable	(83,321)	(78,995)
Distributions to partners	(192,085)	—

Net cash (used in) provided by financing activities	(309,328)	132,572

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(50,490)	93,002
CASH AND CASH EQUIVALENTS—BEGINNING OF PERIOD	536,913	200,268

CASH AND CASH EQUIVALENTS—END OF PERIOD	486,423	293,270
LESS RESTRICTED CASH AND CASH EQUIVALENTS
Reserve for furniture, fixtures and equipment	(102,219)	(4,670)

UNRESTRICTED CASH AND CASH EQUIVALENTS—END OF PERIOD	$384,204	$288,600

Supplemental disclosure of cash flow information:
Cash paid for interest	$285,058	$338,014

Independent Auditors’ Report

To the Partners of

RSV Twinsburg Hotel, Ltd.

Twinsburg, Ohio

We have audited the accompanying balance sheets of RSV Twinsburg Hotel, Ltd. as of December 31, 2007 and 2006, and the related statements of operations, changes in partners’ capital, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RSV Twinsburg Hotel, Ltd. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Novogradac & Company LLP

Cleveland, Ohio

September 23, 2008

RSV TWINSBURG HOTEL, LTD.

BALANCE SHEETS

December 31, 2007 and 2006

	2007	2006
ASSETS

PROPERTY AND EQUIPMENT
Land and improvements	$1,004,865	$1,004,865
Building and improvements	7,038,600	7,034,130
Furniture, fixtures and equipment	3,399,169	3,295,024

	11,442,634	11,334,019
Less accumulated depreciation	(5,007,769)	(4,580,112)

	6,434,865	6,753,907
OTHER ASSETS
Cash and cash equivalents:
Operations	582,603	596,993
Reserve for furniture, fixtures and equipment	397,171	168,835
Tax and insurance escrows	191,088	196,068
Accounts receivable, net	138,543	71,111
Prepaid expenses	38,937	44,052
Deferred charges, net	74,783	93,463

Total other assets	1,423,125	1,170,522

TOTAL ASSETS	$7,857,990	$7,924,429

LIABILITIES AND PARTNERS’ CAPITAL

LIABILITIES
Accounts payable—trade	$65,362	$82,745
Accrued expenses:
Operating expenses	182,832	144,013
Real estate and other taxes	245,772	235,557
Management fees	20,704	18,307
Sales and occupancy taxes	23,280	21,233
Advance deposits	88,025	78,788
Mortgage note payable	7,844,383	8,006,276

Total liabilities	8,470,358	8,586,919
PARTNERS’ CAPITAL	(612,368)	(662,490)

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$7,857,990	$7,924,429

The accompanying notes are an integral part of these financial statements.

RSV TWINSBURG HOTEL, LTD.

STATEMENTS OF OPERATIONS

For the years ended December 31, 2007 and 2006

	2007	2006
REVENUES
Rooms	$3,565,285	$3,300,796
Food and beverage	1,460,972	1,369,171
Telephone	14,480	19,269
Ancillary income	160,839	174,915

	5,201,576	4,864,151
DEPARTMENTAL EXPENSES
Rooms	757,860	725,092
Food and beverage	798,225	756,402
Telephone	40,547	41,265
Ancillary services	94,643	96,481

	1,691,275	1,619,240

DEPARTMENTAL INCOME	3,510,301	3,244,911

UNDISTRIBUTED OPERATING EXPENSES
Marketing and advertising	461,982	377,252
General and administrative	415,572	367,741
Energy costs	220,061	218,905
Repairs and maintenance	252,435	227,085
Franchise fees	178,951	165,810
Management fees	260,124	243,207

	1,789,125	1,600,000

OPERATING INCOME	1,721,176	1,644,911

FIXED EXPENSES
Insurance	10,739	30,954
Property and other taxes	251,977	243,846
Interest	647,344	659,992
Depreciation and amortization	446,337	444,835

	1,356,397	1,379,627

INCOME BEFORE OTHER INCOME (EXPENSE)	364,779	265,284

OTHER INCOME (EXPENSE)
Interest	12,213	13,063
Miscellaneous	27,980	27,493
Partnership expense	(4,850)	(10,424)

	35,343	30,132

NET INCOME	$400,122	$295,416

The accompanying notes are an integral part of these financial statements.

RSV TWINSBURG HOTEL, LTD.

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

For the years ended December 31, 2007 and 2006

BALANCE—JANUARY 1, 2006	$(507,906)
Distributions	(450,000)
Net income	295,416

BALANCE—DECEMBER 31, 2006	(662,490)
Distributions	(350,000)
Net income	400,122

BALANCE—DECEMBER 31, 2007	$(612,368)

The accompanying notes are an integral part of these financial statements.

RSV TWINSBURG HOTEL, LTD.

STATEMENTS OF CASH FLOWS

For the years ended December 31, 2007 and 2006

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$400,122	$295,416
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	446,337	444,835
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable, net	(67,432)	53,720
Decrease (increase) in prepaid expenses	5,115	(12,302)
(Decrease) increase in accounts payable—trade	(17,383)	696
Increase (decrease) in accrued expenses	53,478	(49,123)
Increase in advance deposits	9,237	16,416

Total adjustments	429,352	454,242

Net cash provided by operating activities	829,474	749,658

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(108,615)	(365,200)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on mortgage note payable	(161,893)	(149,246)
Distributions to partners	(350,000)	(450,000)

Net cash used in financing activities	(511,893)	(599,246)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	208,966	(214,788)
CASH AND CASH EQUIVALENTS—BEGINNING OF YEAR	961,896	1,176,684

CASH AND CASH EQUIVALENTS—END OF YEAR	1,170,862	961,896

LESS RESTRICTED CASH AND CASH EQUIVALENTS
Reserve for furniture, fixtures and equipment	(397,171)	(168,835)
Tax and insurance escrow	(191,088)	(196,068)

UNRESTRICTED CASH AND CASH EQUIVALENTS—END OF YEAR	$582,603	$596,993

Supplemental disclosure of cash flow information:
Cash paid for interest	$647,344	$659,992

The accompanying notes are an integral part of these financial statements.

RSV TWINSBURG HOTEL, LTD.

NOTES TO FINANCIAL STATEMENTS

December 31, 2007 and 2006

1. General

RSV Twinsburg Hotel, Ltd. (the “Partnership”), an Ohio limited partnership, was formed in June 1998 to own and operate a hotel under the franchise of Hilton Hotel. The 142-room Hilton Garden Inn (the “Hotel”) located in Twinsburg, Ohio began operations in May 1999.

On August 1, 2008, Apple Nine Hospitality Ownership, Inc., a Virginia corporation, entered into a contract with RSV Twinsburg Hotel, Ltd. to acquire the Hotel.

The accompanying financial statements have been prepared for the purpose of enabling Apple Nine Hospitality Ownership, Inc. to comply with certain requirements of the Securities and Exchange Commission.

2. Summary of significant accounting policies and nature of operations

Accounting method

The Partnership prepares its financial statements on the accrual basis of accounting consistent with accounting principles generally accepted in the United States of America.

Accounts receivable

Accounts receivable represents unbilled hotel guest charges for guests staying at the hotel as of the end of the year and corporate account customer charges from various times throughout the year. The Company estimates an allowance for doubtful accounts based on historical activity. As of December 31, 2007 and 2006, the allowance for doubtful accounts was $7,158 and $2,555, respectively.

Advertising costs

Advertising costs are expensed when incurred. Advertising expense for the years ended December 31, 2007 and 2006 was $39,296 and $39,501, respectively, which is included in marketing and advertising expense in the accompanying statements of operations.

Allocation

Income, loss and cash flow are allocated in accordance with the terms of the Partnership Agreement.

Cash and cash equivalents

Cash and cash equivalents include all cash balances and highly liquid investments with original maturities of three months or less at the date of acquisition.

Concentration of credit risk

The Partnership deposits its cash in financial institutions. At times, the account balances may exceed the institution’s federally insured limits. The Partnership has not experienced any losses in such accounts.

Deferred charges

Capitalized loan costs are amortized on the straight-line method over the life of the mortgage. The license fee is amortized over the life of the agreement. Amortization expense for the years ended December 31, 2007 and 2006 was $18,680 and $18,680, respectively.

	2007	2006
Capitalized loan costs	$171,146	$171,146
License fee	31,300	31,300

	202,446	202,446
Less: accumulated amortization	(127,663)	(108,983)

Deferred charges, net	$74,783	$93,463

Economic concentrations

The Partnership operates one hotel in Twinsburg, Ohio. Future operations could be affected by changes in economic or other conditions in that geographical area or by changes in the travel and tourism industry.

Impairment of long-lived assets

The Partnership reviews its long-lived assets for impairment whenever events or changes in the circumstances indicate that the carrying value may not be recoverable. Recoverability is measured by a comparison of the carrying amount to the future net undiscounted cash flow expected to be generated and any estimated proceeds from the eventual disposition. If the long-lived assets are considered to be impaired, the impairment to be recognized is measured at the amount the asset exceeds the fair value as determined from an appraisal, discounted cash flows analysis, or other valuation technique. There were no impairment losses recognized during 2007 and 2006.

Income taxes

The Partnership is not taxed directly on its income, rather the respective items of income or expense are reported by the partners on their individual returns; therefore, no provision for income taxes is provided for in these financial statements.

Organizational and start-up costs

Organizational and start-up costs are expensed in the year incurred.

Property and equipment

Property and equipment are recorded at cost. Depreciation is computed on the straight-line basis and other accelerated methods over the estimated useful lives as follows:

Building and improvements	15 to 39 years
Furniture, fixtures and equipment	5 to 7 years

Furniture, fixtures and equipment consist primarily of room furniture, fixtures, kitchen equipment, computer equipment, and operating equipment. Operating equipment consists of primarily of china, glassware, silverware, pots and pans, and linen.

Depreciation expense for the years ended December 31, 2007 and 2006, was $427,657 and $426,155, respectively.

Maintenance and repairs are charged against income as incurred and major improvements that significantly extend the useful life of property and equipment are capitalized.

Costs directly associated with the acquisition, development, and construction of the Partnership are capitalized. Such costs include interest, property taxes, insurance, pre-acquisition expenditures, and other direct costs incurred during the construction period.

Restricted cash

Pursuant to note agreements, the Partnership is required to maintain certain cash reserves for the replacement of and additions to furniture, fixtures, and equipment and a tax and insurance escrow. The unexpended reserve, classified as reserve for furniture, fixtures and equipment on the accompanying balance sheets, totaled $397,171 and $168,835, respectively, as of December 31, 2007 and 2006. The tax and insurance escrow on the accompanying balance sheets totaled $191,088 and $196,068 as of December 31, 2007 and 2006, respectively.

Revenue recognition

For financial reporting, the Partnership recognizes income on the accrual method of accounting. Under this method, revenue is recognized when services are performed. Revenue from advance deposits are deferred and included in income when the services to which they relate are delivered.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

3. Mortgage note payable

In May 2001, the Partnership obtained a loan from Prudential Mortgage Capital Company LLC in the amount of $8,700,000. The loan is payable in monthly installments of principal and interest based on a twenty-five year amortization schedule. The remaining principal is due at the maturity date of June 2011. The loan is secured by a first mortgage and the assignment of revenues.

The balance of the mortgage note payable as of December 31, 2007 and 2006 was $7,844,383 and $8,006,276, respectively. The terms of the note are as follows:

Original amount	$8,700,000
Original date	May 2001
Maturity date	June 2011
Interest rate	8.05%
Current monthly payment	$67,436

The annual principal payment requirements are as follows:

2008	$173,700
2009	190,300
2010	206,500
2011	7,273,883

$7,844,383

4. Related party transactions

Management fee

The Partnership has contracted with a related corporation, Gateway Hospitality Group, Inc., an affiliate of the General Partner, to provide management services for a fee of 5% of revenue. Total management fees of $260,124 and $243,207 have been expensed for 2007 and 2006, respectively, under the above-mentioned management contract with $20,704 and $18,307 included in accrued expenses at December 31, 2007 and 2006, respectively.

5. License agreement

The Partnership entered into a 20-year license agreement in October 1998 with Hilton Inns, Inc., which commenced in May 1999. The agreement allows the Partnership to operate the hotel under the Hilton Garden Inn name. The Partnership paid a $31,300 license fee, which is capitalized and amortized over the life of the agreement. The agreement requires the payment of a monthly franchise fee and a monthly program fee of 5% and 3.6%, respectively, of gross room revenues, as defined in the license agreement. The monthly program fee is subject to change, however, increases will not exceed 1% in any calendar year and cumulative increases will not exceed 5% of gross room revenues. For the years ended December 31, 2007 and 2006, franchise fees totaled $178,951 and $165,810, respectively. Program fees of $131,844 and $119,383, were incurred in 2007 and 2006, respectively, and included in rooms expense and marketing and advertising on the accompanying statements of operations.

6. Retirement plan

The Partnership maintains a 401(k) retirement plan for its employees. There were no partnership contributions made to this plan for the years ended December 31, 2007 and 2006.

RSV TWINSBURG HOTEL, LTD.

BALANCE SHEETS (UNAUDITED)

June 30, 2008 and 2007

	2008	2007
ASSETS

PROPERTY AND EQUIPMENT
Land and improvements	$1,004,865	$1,004,865
Building and improvements	7,108,615	7,038,600
Furniture, fixtures and equipment	3,449,721	3,387,262

	11,563,201	11,430,727
Less accumulated depreciation	(5,232,869)	(4,789,962)

	6,330,332	6,640,765
OTHER ASSETS
Cash and cash equivalents:
Operations	369,649	415,439
Reserve for furniture, fixtures and equipment	300,865	282,762
Tax and insurance escrows	90,830	88,275
Accounts receivable, net	100,982	59,981
Prepaid expenses	33,211	30,000
Deferred charges, net	65,443	84,123

Total other assets	960,980	960,580

TOTAL ASSETS	$7,291,312	$7,601,345

LIABILITIES AND PARTNERS’ CAPITAL

LIABILITIES
Accounts payable—trade	$16,920	$112,062
Accrued expenses:
Operating expenses	164,681	136,583
Real estate and other taxes	132,467	125,902
Management fees	22,194	24,515
Sales and occupancy taxes	32,943	36,313
Advance deposits	131,298	107,368
Mortgage note payable	7,757,548	7,924,305

Total liabilities	8,258,051	8,467,048
PARTNERS’ CAPITAL	(966,739)	(865,703)

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$7,291,312	$7,601,345

RSV TWINSBURG HOTEL, LTD.

STATEMENTS OF OPERATIONS (UNAUDITED)

For the six months ended June 30, 2008 and 2007

	2008	2007
REVENUES
Rooms	$1,793,650	$1,688,040
Food and beverage	645,624	711,796
Telephone	3,920	7,552
Ancillary income	82,044	81,063

	2,525,238	2,488,451

DEPARTMENTAL EXPENSES
Rooms	383,272	366,995
Food and beverage	391,200	372,418
Telephone	17,479	20,236
Ancillary services	54,015	51,253

	845,966	810,902

DEPARTMENTAL INCOME	1,679,272	1,677,549

UNDISTRIBUTED OPERATING EXPENSES
Marketing and advertising	231,129	230,898
General and administrative	199,285	204,345
Energy costs	117,381	105,360
Repairs and maintenance	135,706	130,707
Franchise fees	89,836	84,723
Management fees	126,238	124,423

	899,575	880,456

OPERATING INCOME	779,697	797,093

FIXED EXPENSES
Insurance	4,360	5,706
Property and other taxes	139,488	121,120
Interest	317,783	322,648
Depreciation and amortization	234,440	219,190

	696,071	668,664

INCOME BEFORE OTHER INCOME (EXPENSE)	83,626	128,429

OTHER INCOME (EXPENSE)
Interest	1,770	4,939
Miscellaneous	12,783	16,019
Partnership expense	(2,550)	(2,600)

	12,003	18,358

NET INCOME	$95,629	$146,787

RSV TWINSBURG HOTEL, LTD.

STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six months ended June 30, 2008 and 2007

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$95,629	$146,787
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	234,440	219,190
Changes in operating assets and liabilities:
Decrease in accounts receivable, net	37,561	11,130
Decrease in prepaid expenses	5,726	14,052
(Decrease) increase in accounts payable—trade	(48,442)	29,317
Decrease in accrued expenses	(120,303)	(95,797)
Increase in advance deposits	43,273	28,580

Total adjustments	152,255	206,472

Net cash provided by operating activities	247,884	353,259

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(120,567)	(96,708)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on mortgage note payable	(86,835)	(81,971)
Distributions to partners	(450,000)	(350,000)

Net cash used in financing activities	(536,835)	(431,971)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(409,518)	(175,420)
CASH AND CASH EQUIVALENTS—BEGINNING OF PERIOD	1,170,862	961,896

CASH AND CASH EQUIVALENTS—END OF PERIOD	761,344	786,476

LESS RESTRICTED CASH AND CASH EQUIVALENTS
Reserve for furniture, fixtures and equipment	(300,865)	(282,762)
Tax and insurance excrow	(90,830)	(88,275)

UNRESTRICTED CASH AND CASH EQUIVALENTS—END OF PERIOD	$369,649	$415,439

Supplemental disclosure of cash flow information:
Cash paid for interest:	$317,783	$322,648

INDEPENDENT AUDITORS’ REPORT

To the Partners of

SCI Lewisville Hotel, Ltd.

Lewisville, Texas

We have audited the accompanying balance sheets of SCI Lewisville Hotel Ltd. as of December 31, 2007 and 2006, and the related statements of operations, changes in partners’ capital, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SCI Lewisville Hotel, Ltd. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Novogradac & Company LLP

Cleveland, Ohio

September 21, 2008

SCI LEWISVILLE HOTEL, LTD.

BALANCE SHEETS

December 31, 2007 and 2006

	2007	2006
ASSETS
PROPERTY AND EQUIPMENT
Land and improvements	$3,002,942	$2,984,000
Building and improvements	14,468,480	—
Furniture, fixtures and equipment	3,634,295	—
Construction in progress	—	8,092,783

	21,105,717	11,076,783
Less accumulated depreciation	(677,101)	—

	20,428,616	11,076,783

OTHER ASSETS
Cash and cash equivalents	48,512	36,987
Accounts receivable, net	131,153	—
Prepaid expenses	50,830	—
Deferred charges, net	267,857	339,282

Total other assets	498,352	376,269

TOTAL ASSETS	$20,926,968	$11,453,052

LIABILITIES AND PARTNERS’ CAPITAL
LIABILITIES
Accounts payable:
Trade	$316,891	$—
Construction	20,981	1,036,041
Accrued expenses:
Interest	—	6,627
Operating expenses	85,706	—
Real estate and other taxes	262,740	—
Management fees	52,090	—
Sales and occupancy taxes	40,000	—
Advance deposits	68,862	—
Line of credit	254,538	—
Leases payable	435,345	—
Notes payable	3,780,471	3,750,000
Mortgage note payable	16,860,072	6,448,335

Total liabilities	22,177,696	11,241,003
PARTNERS’ CAPITAL	(1,250,728)	212,049

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$20,926,968	$11,453,052

The accompanying notes are an integral part of these financial statements.

SCI LEWISVILLE HOTEL, LTD.

STATEMENTS OF OPERATIONS

For the years ended December 31, 2007 and 2006

	2007	2006
REVENUES
Rooms	$1,197,932	$—
Food and beverage	457,919	—
Telephone	1,266	—
Ancillary income	108,682	—

	1,765,799	—

DEPARTMENTAL EXPENSES
Rooms	286,978	—
Food and beverage	328,565
Telephone	18,079	—
Ancillary services	53,691	—

	687,313	—

DEPARTMENTAL INCOME	1,078,486	—

UNDISTRIBUTED OPERATING EXPENSES
Marketing and advertising	189,438	—
General and administrative	195,026	—
Energy costs	131,610	—
Repairs and maintenance	98,981	—
Franchise fees	48,147	—
Management fees	52,090	—

	715,292	—

OPERATING INCOME	363,194	—

FIXED EXPENSES
Insurance	4,462	—
Property and other taxes	117,199	—
Interest	619,754	—
Depreciation and amortization	707,572	—

	1,448,987	—

LOSS BEFORE OTHER INCOME (EXPENSE)	(1,085,793)	—

OTHER INCOME (EXPENSE)
Interest	10,565	—
Conference center management fee	84,032
Organizational and start up costs	(391,123)	(72,627)
Partnership expense	(80,458)	—

	(376,984)	(72,627)

NET LOSS	$(1,462,777)	$(72,627)

The accompanying notes are an integral part of these financial statements.

SCI LEWISVILLE HOTEL, LTD.

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

For the years ended December 31, 2007 and 2006

Total
BALANCE—JANUARY 1, 2006	$284,676
Net loss	(72,627)

BALANCE—DECEMBER 31, 2006	212,049
Net loss	(1,462,777)

BALANCE—DECEMBER 31, 2007	$(1,250,728)

The accompanying notes are an integral part of these financial statements.

SCI LEWISVILLE HOTEL, LTD.

STATEMENTS OF CASH FLOWS

For the years ended December 31, 2007 and 2006

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,462,777)	$(72,627)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	707,572	—
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(131,153)	—
Increase in prepaid expenses	(50,830)	—
Increase in accounts payable—trade	316,891	—
Increase in accrued expenses	433,909	6,627
Increase in advance deposits	68,862	—

Total adjustments	1,345,251	6,627

Net cash used in operating activities	(117,526)	(66,000)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(10,537,700)	(6,338,469)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on deferred charges	—	(106,677)
Proceeds from line of credit, net	254,538
Principal payments on leases payable	(29,995)	—
Proceeds from note payable	33,498	—
Payments on note payable	(3,027)	—
Proceeds from mortgage note payable	10,478,065	6,447,335
Payments on mortgage note payable	(66,328)	—

Net cash provided by financing activities	10,666,751	6,340,658

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	11,525	(63,811)
CASH AND CASH EQUIVALENTS—BEGINNING OF YEAR	36,987	100,798

CASH AND CASH EQUIVALENTS—END OF YEAR	$48,512	$36,987

The accompanying notes are an integral part of these financial statements.

SCI LEWISVILLE HOTEL, LTD.

STATEMENTS OF CASH FLOWS (CONTINUED)

For the years ended December 31, 2007 and 2006

	2007	2006
Supplemental disclosure of cash flow information:
Cash paid for interest during the year for:
Interest—expensed	$619,754	$—
Interest—capitalized	754,025	187,316

Total	$1,373,779	$187,316

Supplemental disclosure of non-cash investing activities:
Purchase of property and equipment is shown net of accounts payable—construction	$—	$1,030,291

Acquisition of equipment through capital leases	$465,340	$—

Increase in property and equipment from capitalized amortization expense	$40,954	$70,207

The accompanying notes are an integral part of these financial statements.

SCI LEWISVILLE HOTEL, LTD.

NOTES TO FINANCIAL STATEMENTS

December 31, 2007 and 2006

1. General

SCI Lewisville Hotel, Ltd. (the “Partnership”), a Texas limited partnership, was formed in March 2005 to own and operate a hotel under the franchise of Hilton Hotel. The 165-room Hilton Garden Inn (the “Hotel”) located in Lewisville, Texas, began operations in August 2007.

On August 1, 2008, Apple Nine Hospitality Ownership, Inc., a Virginia Corporation, entered into a Contract with SCI Lewisville Hotel, Ltd. to acquire the Hotel.

The accompanying financial statements have been prepared for the purpose if enabling Apple Nine Hospitality Ownership, Inc. to comply with certain requirements of the Securities and Exchange Commission.

2. Summary of significant accounting policies and nature of operations

Accounting method

The Partnership prepares its financial statements on the accrual basis of accounting consistent with accounting principles generally accepted in the United States of America.

Accounts receivable

Accounts receivable represents unbilled hotel guest charges for guests staying at the hotel as of the end of the year and corporate account customer charges from various times throughout the year. The Partnership estimates an allowance for doubtful accounts based on historical activity. As of December 31, 2007 and 2006, the allowance for doubtful accounts was $868 and $-0-, respectively.

Advertising costs

Advertising costs are expensed when incurred. Advertising expense for the years ended December 31, 2007 and 2006, was $41,250 and $-0-, respectively, which is included in marketing and advertising expense in the accompanying statements of operations.

Allocation

Income, loss and cash flow are allocated in accordance with the terms of the Partnership Agreement.

Cash and cash equivalents

Cash and cash equivalents include all cash balances and highly liquid investments with original maturities of three months or less at the date of the acquisition.

Concentration of credit risk

The Partnership deposits its cash in financial institutions. At times, the account balances may exceed the institution’s federally insured limits. The Partnership has not experienced any losses in such accounts.

Deferred charges

Capitalized loan costs are amortized on the straight-line method over the life of the mortgage. The license fee is amortized over the life of the agreement. Amortization expense for the years ended December 31, 2007 and 2006, was $30,471 and $-0-, respectively. During 2007 and 2006, $40,954 and $70,207, respectively, of amortization on loan costs was capitalized to building and improvements.

	2007	2006
Capitalized loan costs	$351,034	$351,034
License fee	58,455	58,455

	409,489	409,489
Less: accumulated amortization	(141,632)	(70,207)

Deferred charges, net	$267,857	$339,282

Economic concentrations

The Partnership operates one hotel in Lewisville, Texas. Future operations could be affected by changes in economic or other conditions in that geographical area or by changes in the travel and tourism industry.

Impairment of long-lived assets

The Partnership reviews its long-lived assets for impairment whenever events or changes in the circumstances indicate that the carrying value may not be recoverable. Recoverability is measured by a comparison of the carrying amount to the future net undiscounted cash flow expected to be generated and any estimated proceeds from the eventual disposition. If the long-lived assets are considered to be impaired, the impairment to be recognized is measured at the amount the asset exceeds the fair value as determined from an appraisal, discounted cash flows analysis, or other valuation technique. There were no impairment losses recognized during 2007 and 2006.

Income taxes

The Partnership is not taxed directly on its income, rather the respective items of income or expense are reported by the partners on their individual returns; therefore, no provision for income taxes is provided for in these financial statements.

Organizational and start-up costs

Organizational and start up costs are expensed in the year incurred.

Property and equipment (continued)

Property and equipment are recorded at cost. Depreciation is computed on the straight-line basis and other accelerated methods over the estimated useful lives as follows:

Building and improvements	15 to 39 years
Furniture, fixtures and equipment	5 to 7 years

Furniture, fixtures and equipment consist primarily of room furniture, fixtures, kitchen equipment, computer equipment, and operating equipment. Operating equipment consists of primarily of china, glassware, silverware, pots and pans, and linen.

Depreciation expense for the years ended December 31, 2007 and 2006, was $677,101 and $-0-, respectively.

Maintenance and repairs are charged against income as incurred and major improvements that significantly extend the useful life of property and equipment are capitalized.

Costs directly associated with the acquisition, development, and construction of the Hotel are capitalized. Such costs include interest, property taxes, insurance, pre-acquisition expenditures, and other direct costs incurred during the construction period.

Revenue recognition

For financial reporting, the Partnership recognizes income on the accrual method of accounting. Under this method, revenue is recognized when services are performed. Revenue from advanced deposits are deferred and included in income when the services to which they relate are delivered.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

3. Mortgage payable

In November 2005, the Partnership entered into a construction loan agreement with Stillwater National Bank and Trust Company. Interest only was payable on the note through November 2007. The note was amended and restated to a mortgage note payable on November 28, 2007. The note is payable in monthly installments of principal and interest based on a 300 month amortization. The note is guaranteed by the General Partners and their individual managing members. The balance of the mortgage note at December 31, 2007 and 2006 was $16,860,072 and $6,448,335, respectively. The terms of the note are as follows:

Original amount	$16,926,400
Amended amount	$16,893,173
Amended maturity date	November 2010
Interest rate	(1)
Current monthly payment	$113,000

(1)	Interest was based on a variable rate equal to the Prime Rate plus 1% per annum, (8.25% and 9.25% at December 31, 2007 and 2006, respectively). Commencing on December 28, 2007, interest will be payable at the greater of the Prime Rate or 6.25%.

The annual principal payment requirements are as follows:

2008	$136,500
2009	143,700
2010	16,579,872

$16,860,072

4. Notes payable

City of Lewisville

In April 2005, the Partnership entered into a Deed of Trust note with The City of Lewisville in the principal amount of $3,750,000. The note is non-interest bearing through its maturity. A principal installment of $1,750,000 is due on the later of December 31, 2012 or six years after the issuance of a Certificate of Occupancy of the Hotel. The remaining principal is due on the note’s maturity date which is the later of December 31, 2016 or nine years after the issuance of a Certificate of Occupancy of the Hotel. The note is secured by the personal guarantees of the General Partners. The balance of the note at December 31, 2007 and 2006 was $3,750,000.

Capital One

In July 2007, the Partnership entered into loan agreement with Capital One, N.A (the “Lender”) for the purchase of a vehicle. The note is payable in 48 monthly installments of principal and interest. The note is secured by such vehicle and the personal guarantees of the General Partners and their individual members. The balance of the note at December 31, 2007 was $30,471. The terms of the note are as follows:

Original amount	$33,498
Maturity date	August 2011
Interest rate	8.29%
Current monthly payment	$829

The annual principal payment requirements on the notes payable are as follows:

2008	$7,800
2009	8,400
2010	9,100
2011	5,171
2012	1,750,000
Thereafter	2,000,000

$3,780,471

5. Line of credit agreement

During 2007, the Partnership entered into a line of credit agreement with Capital One Bank in the amount of $300,000 which bears interest at Prime (7.25% at December 31, 2007). The balance as of December 31, 2007 was $254,538.

6. Leases payable

During 2007, the Partnership entered into two financing lease agreements for equipment totaling $465,339. The equipment has been capitalized and is being depreciated in accordance with the Partnership’s depreciation policy. The leases require 58 monthly payments of $10,061, which include interest imputed at 10.75%. Lease payments commence October 2007. The balance of the leases payable as December 31, 2007 was $435,345. Interest expense under the leases totaled $20,311 during 2007.

Future minimum lease payments on the capital leases as of December 31, 2007 are as follows:

2008	$120,700
2009	120,700
2010	120,700
2011	120,700
2012	90,500

$573,300
Less amount representing interest	137,955

Present value of minimum lease payments	$435,345

7. Related party transactions

Developer fee

The General Partner is entitled to a fee of $150,000 for services rendered in structuring, negotiating and developing the project. During 2007, the fee was paid. The fee has been capitalized into the cost of the building.

Management fee

The Partnership has contracted with a related party corporation, Gateway Hospitality Group, Inc., an affiliate of the General Partner, to provide management services for a fee of 3% of revenue. The Partnership is also required to pay a year end performance bonus not greater than 0.5% of revenue. There has been no year end performance fee bonus paid or accrued for the years ended December 31, 2007 and 2006. Total management fees of $52,090 and $-0- have been expensed for 2007 and 2006, respectively, under the above-mentioned management contract with $52,090 and $-0- included in accrued expenses at December 31, 2007 and 2006, respectively.

Technical service fee

The Partnership has contracted with a related Corporation, Gateway Hospitality Group, Inc., an affiliate of the General Partner, to provide technical services for a fee of $150,000. During 2007, the fee was paid. The fee has been capitalized into the cost of the building.

8. Rental under operating lease

The operations of the Partnership include leasing of the Hotel’s Conference Center to The City of Lewisville, Texas, under a Lease and Management Agreement. The lease is an operating lease expiring December 31, 2023.

The Partnership is entitled to monthly Management Fees, as defined in the Lease and Management Agreement, commencing on the date of Certificate of Occupancy and continuing for a period of 15 years. The Management Fee shall be equal to 100% of the Hotel’s monthly Occupancy Tax, as defined in the Lease and Management Agreement, not to exceed the following amounts:

Lease Year	Amount
1 through 10	$300,000
11	$250,000
12	$200,000
13	$150,000
14	$100,000
15	$50,000

9. License agreement

The Partnership entered into a 20-year license agreement in July 2005 with Hilton Inns, Inc., which commenced in July 2007. The agreement allows the Partnership to operate the hotel under the Hilton Garden Inn name. The Partnership paid a $58,455 license fee, which is capitalized and amortized over the life of the agreement. The agreement requires the payment of a monthly franchise fee of 4% for the first two years and 5% thereafter, of gross room revenues, as defined in the license agreement. The agreement also requires the payment of a monthly program fee of 4.3% of gross room revenues, as defined in the license agreement. The monthly program fee is subject to change, however, increases will not exceed 1% in any calendar year and cumulative increases will not exceed 5% of gross room revenues. For the years ended December 31, 2007 and 2006, franchise fees amounted to $48,147 and $-0-, respectively. Program fees for the years ended December 31, 2007 and 2006, amounted to $48,134 and $-0-, respectively, and were included in rooms expense and marketing and advertising on the accompanying statements of operations.

10. Real estate tax abatements

During 2005, Second Century Investments, an affiliate of the general partners, entered into a property tax abatement agreement with the City of Lewisville for the Hotel property, as defined in the agreement. The abatement commences on the date a Certificate of Occupancy is obtained and will continue for a period of 10 years. The abatement will be as follows:

Abatement Year
1 through 3	100%
4 through 5	85%
6 through 7	75%
8	70%
9	55%
10	50%

During 2005, the Partnership entered into a property tax abatement agreement with the County of Denton for the Hotel property, as defined in the agreement. The abatement commences on the date a Certificate of Occupancy is obtained. The tax rebate shall be 30% for five years in each year of the tax rebate period.

SCI LEWISVILLE HOTEL, LTD.

BALANCE SHEETS (UNAUDITED)

June 30, 2008 and 2007

	2008	2007
ASSETS

PROPERTY AND EQUIPMENT
Land and improvements	$3,031,207	$2,984,000
Building and improvements	14,515,236	—
Furniture, fixtures and equipment	3,631,449	—
Construction in progress	—	15,402,594

	21,177,892	18,386,594
Less accumulated depreciation	(1,325,101)	—

	19,852,791	18,386,594

OTHER ASSETS
Cash and cash equivalents:	183,040	181,198
Accounts receivable, net	121,702	—
Prepaid expenses	49,918	—
Deferred charges, net	231,292	304,178

Total other assets	585,952	485,376

TOTAL ASSETS	$20,438,743	$18,871,970

LIABILITIES AND PARTNERS’ CAPITAL

LIABILITIES
Accounts payable:
Trade	$137,168	$3,975
Construction	—	1,356,039
Accrued expenses:
Operating expenses	187,085	1,188
Real estate and other taxes	139,998	—
Management fees	112,765	—
Sales and occupancy taxes	62,606	—
Advance deposits	130,830	29,925
Leases payable	397,541	—
Notes payable	3,776,698	3,750,000
Mortgage note payable	16,653,603	13,666,987

Total liabilities	21,598,294	18,808,114
PARTNERS’ CAPITAL	(1,159,551)	63,856

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$20,438,743	$18,871,970

SCI LEWISVILLE HOTEL, LTD.

STATEMENTS OF OPERATIONS (UNAUDITED)

For the six months ended June 30, 2008 and 2007

	2008	2007
REVENUES
Rooms	$2,207,792	$—
Food and beverage	814,619	—
Telephone	2,035	—
Ancillary income	113,951	—

	3,138,397	—

DEPARTMENTAL EXPENSES
Rooms	443,271	—
Food and beverage	469,903	—
Telephone	23,550	—
Ancillary services	69,673	—

	1,006,397	—

DEPARTMENTAL INCOME	2,132,000	—

UNDISTRIBUTED OPERATING EXPENSES
Marketing and advertising	304,784	—
General and administrative	268,028	—
Energy costs	167,604	—
Repairs and maintenance	127,307	—
Franchise fees	88,949	—
Management fees	109,899	—

	1,066,571	—

OPERATING INCOME	1,065,429	—

FIXED EXPENSES
Insurance	4,608	—
Property and other taxes	167,631	—
Interest	561,073	—
Depreciation and amortization	684,565	—

	1,417,877	—

LOSS BEFORE OTHER INCOME (EXPENSE)	(352,448)	—

OTHER INCOME (EXPENSE)
Function space rent	153,991	—
Organization and start up costs	—	(146,643)
Partnership expense	(10,366)	(1,550)

	143,625	(148,193)

NET LOSS	$(208,823)	$(148,193)

SCI LEWISVILLE HOTEL, LTD.

STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six months ended June 30, 2008 and 2007

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(208,823)	$(148,193)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	684,565	—
Changes in operating assets and liabilities:
Decrease in accounts receivable, net	9,451	—
Decrease in prepaid expenses	912	—
(Decrease) increase in accounts payable—trade	(179,723)	3,975
Increase (decrease) in accrued expenses	61,918	(5,439)
Increase in advance deposits	61,968	29,925

Total adjustments	639,091	28,461

Net cash provided by (used in) operating activities	430,268	(119,732)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(93,156)	(6,954,709)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on line of credit	(254,538)	—
Principal payments on leases payable	(37,804)	—
Payments on notes payable	(3,773)	—
Proceeds from mortgage note payable	—	7,218,652
Payments on mortgage note payable	(206,469)	—
Contributions from partners	300,000	—

Net cash (used in) provided by financing activities	(202,584)	7,218,652

NET INCREASE IN CASH AND CASH EQUIVALENTS	134,528	144,211
CASH AND CASH EQUIVALENTS—BEGINNING OF PERIOD	48,512	36,987

CASH AND CASH EQUIVALENTS—END OF PERIOD	$183,040	$181,198

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest—expensed	$561,073	$—
Interest—capitalized	—	461,150

Total	$561,073	$461,150

Supplemental disclosure of non-cash investing activities:
Purchase of property and equipment is shown net of accounts payable—construction	$—	$1,335,058

Increase in property and equipment from capitalized amortization expense	$—	$105,311

INDEPENDENT AUDITORS’ REPORT

To the Partners of

SCI Duncanville Hotel, Ltd.

Duncanville, Texas

We have audited the accompanying balance sheets of SCI Duncanville Hotel, Ltd. as of December 31, 2007 and 2006, and the related statements of operations, changes in partners’ capital, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SCI Duncanville Hotel, Ltd. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Novogradac & Company LLP

Cleveland, Ohio

September 23, 2008

SCI DUNCANVILLE HOTEL, LTD.

BALANCE SHEETS

December 31, 2007 and 2006

	2007	2006
ASSETS
PROPERTY AND EQUIPMENT
Land and improvements	$127,868	$127,868
Building and improvements	10,696,694	10,668,978
Furniture, fixtures and equipment	2,579,115	2,525,958

	13,403,677	13,322,804
Less accumulated depreciation	(2,086,136)	(1,348,155)

	11,317,541	11,974,649
OTHER ASSETS
Cash and cash equivalents:
Operations	836,347	1,116,775
Reserve for furniture, fixtures and equipment	311,264	118,403
Insurance escrow	1,804	—
Accounts receivable	144,204	61,656
Prepaid expenses	67,231	93,954
Deferred charges, net	262,403	226,006

Total other assets	1,623,253	1,616,794

TOTAL ASSETS	$12,940,794	$13,591,443

LIABILITIES AND PARTNERS’ CAPITAL
LIABILITIES
Accounts payable—trade	$35,310	$102,647
Accrued expenses:
Interest	48,386	22,666
Operating expenses	210,305	174,925
Real estate and other taxes	—	234,149
Sales and occupancy taxes	37,056	39,694
Developer fee	—	500,000
Technical service fee	—	75,000
Deposits	42,410	49,330
Note payable	—	142,987
Mortgage note payable	14,106,669	10,961,641

Total liabilities	14,480,136	12,303,039
PARTNERS’ CAPITAL	(1,539,342)	1,288,404

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$12,940,794	$13,591,443

The accompanying notes are an integral part of these financial statements.

SCI DUNCANVILLE HOTEL, LTD.

STATEMENTS OF OPERATIONS

For the years ended December 31, 2007 and 2006

	2007	2006
REVENUES
Rooms	$3,805,876	$3,400,914
Food and beverage	1,436,914	1,292,468
Telephone	11,704	11,749
Ancillary income	179,261	146,801

	5,433,755	4,851,932

DEPARTMENTAL EXPENSES
Rooms	789,225	745,605
Food and beverage	789,260	709,285
Telephone	28,381	29,533
Ancillary services	123,113	90,714

	1,729,979	1,575,137

DEPARTMENTAL INCOME	3,703,776	3,276,795

UNDISTRIBUTED OPERATING EXPENSES
Marketing and advertising	488,482	450,518
General and administrative	407,744	352,958
Energy costs	274,796	312,904
Repairs and maintenance	309,432	221,031
Franchise fees	162,928	136,504
Management fees	271,681	242,544

	1,915,063	1,716,459

OPERATING INCOME	1,788,713	1,560,336

FIXED EXPENSES
Property insurance	23,133	23,386
Property and other taxes	234,451	249,288
Interest	1,090,988	814,708
Depreciation and amortization	931,623	949,686

	2,280,195	2,037,068

LOSS BEFORE OTHER INCOME (EXPENSE)	(491,482)	(476,732)

OTHER INCOME (EXPENSE)
Interest	37,637	20,903
Other income	875	1,958
Function space rent	260,248	222,065
Partnership	(18,046)	(5,494)

	280,714	239,432

NET LOSS	$(210,768)	$(237,300)

The accompanying notes are an integral part of these financial statements.

SCI DUNCANVILLE HOTEL, LTD.

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

For the years ended December 31, 2007 and 2006

BALANCE—JANUARY 1, 2006	$1,525,704
Net loss	(237,300)

BALANCE—DECEMBER 31, 2006	1,288,404
Distributions	(2,616,978)
Net loss	(210,768)

BALANCE—DECEMBER 31, 2007	$(1,539,342)

The accompanying notes are an integral part of these financial statements.

SCI DUNCANVILLE HOTEL, LTD.

STATEMENTS OF CASH FLOWS

For the years ended December 31, 2007 and 2006

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(210,768)	$(237,300)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	931,623	949,686
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(82,548)	(5,629)
(Increase) decrease in prepaid expenses	26,723	(28,623)
(Decrease) increase in accounts payable—trade	(67,337)	44,446
(Decrease) increase in accrued expenses	(750,687)	219,825
Decrease in deposits	(6,920)	(20,125)

Total adjustments	50,854	1,159,580

Net cash provided by operating activities	(159,914)	922,280
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(80,873)	(121,272)
CASH FLOWS FROM FINANCING ACTIVITIES
Payment of accounts payable—construction	—	(517,454)
Payment of deferred charges	(230,039)	—
Payments on note payable	(142,987)	(34,734)
Proceeds from mortgage note payable	14,200,000	327,118
Payments on mortgage note payable	(11,054,972)	—
Distributions	(2,616,978)	—

Net cash provided by (used in) financing activities	155,024	(225,070)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(85,763)	575,938
CASH AND CASH EQUIVALENTS—BEGINNING OF YEAR	1,235,178	659,240

CASH AND CASH EQUIVALENTS—END OF YEAR	1,149,415	1,235,178
LESS RESTRICTED CASH AND CASH EQUIVALENTS
Reserve for furniture, fixtures and equipment	(311,264)	(118,403)
Insurance escrow	(1,804)	—

Total restricted cash and cash equivalents	(313,068)	(118,403)

UNRESTRICTED CASH AND CASH EQUIVALENTS—END OF YEAR	$836,347	$1,116,775

The accompanying notes are an integral part of these financial statements.

SCI DUNCANVILLE HOTEL, LTD.

STATEMENTS OF CASH FLOWS (CONTINUED)

For the years ended December 31, 2007 and 2006

	2007	2006
Supplemental disclosure of cash flow information:
Cash paid for interest	$1,065,268	$813,310

Supplemental disclosure of non-cash financing activities:
Write off of deferred costs	$229,051	$—

The accompanying notes are an integral part of these financial statements.

SCI DUNCANVILLE HOTEL, LTD.

NOTES TO FINANCIAL STATEMENTS

December 31, 2007 and 2006

1. General

SCI Duncanville, Ltd. (the “Partnership”), a Texas limited partnership, was formed in September 2005 to own and operate a hotel under the franchise of Hilton Hotel. The 142-room Hilton Garden Inn Hotel (the “Hotel”) located in Duncanville, Texas, began operations in September 2005.

On August 1, 2008, Apple Nine Hospitality Ownership, Inc., a Virginia corporation, entered into a contract with SCI Duncanville, Ltd. to acquire the Hotel.

The accompanying financial statements have been prepared for the purpose of enabling Apple Nine Hospitality Ownership, Inc. to comply with certain requirements of the Securities and Exchange Commission.

2. Summary of significant accounting policies and nature of operations

Accounting method

The Partnership prepares its financial statements on the accrual basis of accounting consistent with accounting principles generally accepted in the United States of America.

Accounts receivable

Accounts receivable represents unbilled hotel guest charges for guests staying at the hotel as of the end of the year and corporate account customer charges from various times throughout the year. The Partnership estimates an allowance for doubtful accounts based on historical activity. As of December 31, 2007 and 2006, the allowance for doubtful accounts was $2,709 and $8,703, respectively.

Advertising costs

Advertising costs are expensed when incurred. Advertising expense for the years ended December 31, 2007 and 2006, was $98,140 and $113,581, respectively, which is included in marketing and advertising expense in the accompanying statements of operations.

Allocation

Income, loss and cash flow are allocated in accordance with the terms of the Partnership Agreement.

Cash and cash equivalents

Cash and cash equivalents include all cash balances and highly liquid investments with original maturities of three months or less at the date of acquisition.

Concentration of credit risk

The Partnership deposits its cash in financial institutions. At times, the account balances may exceed the institution’s federally insured limits. The Partnership has not experienced any losses in such accounts.

Deferred charges

Capitalized loan costs are amortized on the straight-line method over the life of the mortgage. The license fee is amortized over the life of the agreement. Amortization expense for the years ended December 31, 2007 and 2006, was $37,123 and $48,510, respectively.

	2007	2006
Capitalized loan costs	$230,039	$229,051
License fee	54,000	54,000

	284,039	283,051
Less: accumulated amortization	(21,636)	(57,045)

Deferred charges, net	$262,403	$226,006

Economic concentrations

The Partnership operates one hotel in Duncanville, Texas. Future operations could be affected by changes in economic or other conditions in that geographical area or by changes in the travel and tourism industry.

Impairment of long-lived assets

The Partnership reviews its long-lived assets for impairment whenever events or changes in the circumstances indicate that the carrying value may not be recoverable. Recoverability is measured by a comparison of the carrying amount to the future net undiscounted cash flow expected to be generated and any estimated proceeds from the eventual disposition. If the long-lived assets are considered to be impaired, the impairment to be recognized is measured at the amount the asset exceeds the fair value as determined from an appraisal, discounted cash flows analysis, or other valuation technique. There were no impairment losses recognized during 2007 and 2006.

Income taxes

The Partnership is not taxed directly on its income, rather the respective items of income or expense are reported by the partners on their individual returns; therefore, no provision for income taxes is provided for in these financial statements.

Organizational and start-up costs

Organizational and start-up costs are expensed in the year incurred.

Property and equipment

Property and equipment are recorded at cost. Depreciation is computed on the straight-line basis and other accelerated methods over the estimated useful lives as follows:

Building and improvements	15 to 39 years
Furniture, fixtures and equipment	5 to 7 years

Furniture, fixtures and equipment consist primarily of room furniture, fixtures, kitchen equipment, computer equipment, and operating equipment. Operating equipment consists of primarily of china, glassware, silverware, pots and pans, and linen.

Depreciation expense for the years ended December 31, 2007 and 2006, was $737,981 and $901,176, respectively.

Maintenance and repairs are charged against income as incurred and major improvements that significantly extend the useful life of property and equipment are capitalized.

Costs directly associated with the acquisition, development, and construction of the Hotel are capitalized. Such costs include interest, property taxes, insurance, pre-acquisition expenditures, and other direct costs incurred during the construction period.

Revenue recognition

For financial reporting, the Partnership recognizes income on the accrual method of accounting. Under this method, revenue is recognized when services are performed. Revenue from advance deposits are deferred and included in income when the services to which they relate are delivered.

Restricted cash

Pursuant to the note agreements, the Partnership is required to maintain certain cash reserves for the replacement of and additions to furniture, fixtures and equipment and an insurance escrow. The unexpended reserve, classified as reserve for furniture, fixtures and equipment on the accompanying balance sheets, totaled $141,041 and $-0- as of December 31, 2007 and 2006, respectively. The insurance escrow on the accompanying balance sheets totaled $1,804 and $-0- as of December 31, 2007 and 2006, respectively. In addition, management maintains an additional reserve for the future replacement of furniture, fixtures and equipment, the balance of which was $170,223 and $118,403, as of December 31, 2007 and 2006, respectively and is included in the reserve for furniture, fixtures and equipment on the accompanying balance sheets.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

3. Mortgage note payable

In June 2004, the Partnership entered into first and second mortgage note agreements for $10,865,095 and $120,000, respectively with Town North Bank, N.A. In December 2005, the Partnership entered into Loan Renewal, Extension and Modification Agreements whereby the terms of each note were modified. The notes were secured by a first mortgage, the assignment of revenues and the personal guarantee of an affiliate of certain members of the General Partner.

The terms of the modified agreements were as follows:

Original amount	$10,985,095
Original date	December 2005
Maturity date	December 2009
Interest rate		(1)
Current monthly payment	Interest only	(1)
Balance at December 31, 2006	$10,961,641

(1)

Commencing on December 22, 2005 until December 22, 2006, the loan required monthly payments of interest only on the outstanding unpaid principal balance at a 7.25% annual rate. Thereafter, the loans are payable in monthly installments of principal and interest based on a twenty year amortization schedule. The interest rate on the loans was equal to a fixed rate of prime and determined on each anniversary date of the agreement for the subsequent twelve month period. On December 22, 2006, the interest rate was adjusted to 8.25%.

On May 1, 2007, the Partnership obtained a new mortgage from Nomura Credit & Capital, Inc. in the amount of $14,200,000, whose proceeds were used to pay the Partnership’s original first and second mortgage loans with Town North Bank, N.A. The note is secured by a first mortgage, the assignment of leases and rents, the Cash Management Agreement and required reserves as defined in the loan agreement.

The terms of the mortgage note is as follows:

Original amount	$14,200,000
Original date	May 2007
Maturity date	May 2017
Interest rate	5.88%
Current monthly payment	$84,044
Balance at December 31, 2007	$14,106,669

The annual principal payment requirement for the next five years is as follows:

2008	$169,800
2009	182,600
2010	193,800
2011	205,700
2012	21,600
Thereafter	13,333,169

$14,106,669

4. Note payable

The Partnership entered into a loan agreement with Town North Bank, N.A in June 2004. The note was secured by a personal property and the personal guarantee of an affiliate of certain members of the General Partner. The note was repaid in 2007 with the proceeds of the mortgage note with Nomura Credit & Capital, Inc. The balance of the note as of December 31, 2007 and 2006 was $-0- and $142,987, respectively. The terms of the note were as follows:

Original amount	$194,643
Original date	June 2005
Maturity date	July 2010
Interest rate	7.25%
Current monthly payment	$3,887

5. Related party transactions

Developer fee

The General Partner and Second Century Investments, an affiliate of the General Partner, is to be paid a fee of $600,000 for services rendered in structuring, negotiating and developing the project. The Partnership paid $100,000 of the fee during construction. The balance of the fee is payable to the General Partner and Second

Century Investments from sale or refinancing proceeds. Included in accrued expenses on the accompanying balance sheets as of December 31, 2007 and 2006 was $-0- and $500,000, respectively. During 2007, the balance of the fee of $500,000 was paid with the proceeds of the mortgage note with Nomura Credit & Capital, Inc. The fee has been capitalized into the cost of the building.

Management fee

The Partnership has contracted with a related corporation, Gateway Hospitality Group, Inc., an affiliate of the General Partner, to provide management services for a fee of 4% of revenue. In addition, an affiliate of the General Partner is paid 1% of revenue for management services. Total management fees of $271,681 and $242,544 have been expensed for 2007 and 2006, respectively, under the above-mentioned management contract.

Technical service fee

The partnership has contracted with a related corporation, Gateway Hospitality Group, Inc., an affiliate of the General Partner, to provide technical services for a fee of $150,000. Included in accrued expenses at December 31, 2007 and 2006 is $-0- and $75,000, respectively, of the unpaid balance of this fee. The fee has been capitalized to the cost of the building.

Rental under operating lease

The operations of the Partnership include leasing of the Hotel’s Conference Center to the City of Duncanville, Texas, under a Function Space License Agreement. The lease is an operating lease expiring August 2015. Terms of the lease require monthly rent equal to 100% of the Hotel Occupancy Tax throughout the lease term.

6. License agreement

The Partnership entered into a 20-year license agreement in June 2003 with Hiltons Inns, Inc., which commenced in September 2005. The agreement allows the Partnership to operate the hotel under the Hilton Garden Inn name. The Partnership paid a $54,000 license fee, which is capitalized and amortized over the life of the agreement. The agreement requires the payment of a monthly franchise fee and a monthly program fee of 4% and 4.3%, respectively, of gross room revenues, as defined in the license agreement. The monthly program fee is subject to change, however, increases will not exceed 5% of gross room revenues. For the years ended December 31, 2007 and 2006, franchise fees totaled $162,928 and $136,504, respectively. Program fees of $162,843 and $147,106 were incurred during 2007 and 2006, respectively. Program fees are included in rooms expense and marketing and advertising on the accompanying statements of operations.

7. Retirement plan

The Partnership maintains a 401(k) retirement plan for its employees. There were no partnership contributions made to this plan for the year ended December 31, 2007 and 2006.

8. Contingencies

Second Century Investment (“SCI”), an affiliate of the General Partner, entered into an agreement with Duncanville Community and Economic Development Corporation (“DCEDC”) whereby DCEDC will receive a payment of 10% of the net proceeds of a sale, refinancing or exchange as defined in the Net Proceeds Agreement as additional consideration for the sale of the property by DCEDC to SCI. There were no payments required under this agreement in during 2007 and 2006.

SCI DUNCANVILLE HOTEL, LTD.

BALANCE SHEETS (UNAUDITED)

June 30, 2008 and 2007

	2008	2007
ASSETS

PROPERTY AND EQUIPMENT
Land and improvements	$127,868	$127,868
Building and improvements	10,696,694	10,674,373
Furniture, fixtures and equipment	2,612,114	2,539,735

	13,436,676	13,341,976
Less accumulated depreciation	(2,396,336)	(1,720,155)

	11,040,340	11,621,821

OTHER ASSETS
Cash and cash equivalents:
Operations	451,334	721,897
Reserve for furniture, fixtures and equipment	230,513	202,392
Insurance escrow	175,332	156,001
Accounts receivable:
Trade, net	95,302	78,132
Related parties	301,961	—
Prepaid expenses	75,437	88,804
Deferred charges, net	249,374	275,256

Total other assets	1,579,253	1,522,482

TOTAL ASSETS	$12,619,593	$13,144,303

LIABILITIES AND PARTNERS’ CAPITAL

LIABILITIES
Accounts payable	$53,192	$44,418
Accrued expenses:
Interest	48,386	—
Operating expenses	219,330	193,278
Real estate and other taxes	115,878	112,500
Sales and occupancy taxes	51,723	54,657
Advance deposits	73,472	60,745
Mortgage note payable	14,023,026	14,187,856

Total liabilities	14,585,007	14,653,454
PARTNERS’ CAPITAL	(1,965,414)	(1,509,151)

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$12,619,593	$13,144,303

SCI DUNCANVILLE HOTEL, LTD.

STATEMENTS OF OPERATIONS (UNAUDITED)

For the six months ended June 30, 2008 and 2007

	2008	2007
REVENUES
Rooms	$2,197,898	$1,958,925
Food and beverage	655,533	733,982
Telephone	6,657	6,638
Ancillary income	87,803	91,291

	2,947,891	2,790,836

DEPARTMENTAL EXPENSES
Rooms	443,449	407,526
Food and beverage	365,052	384,045
Telephone	14,713	14,524
Ancillary services	60,497	60,073

	883,711	866,168

DEPARTMENTAL INCOME	2,064,180	1,924,668

UNDISTRIBUTED OPERATING EXPENSES
Marketing and advertising	271,177	233,933
General and administrative	205,312	197,864
Energy costs	152,814	128,827
Repairs and maintenance	173,363	145,261
Franchise fees	113,073	78,844
Management fees	147,395	139,541

	1,063,134	924,270

OPERATING INCOME	1,001,046	1,000,398

FIXED EXPENSES
Insurance	10,984	11,761
Property and other taxes	175,141	140,518
Interest	420,619	619,526
Depreciation and amortization	323,229	552,789

	929,973	1,324,594

INCOME (LOSS) BEFORE OTHER INCOME (EXPENSE)	71,073	(324,196)

OTHER INCOME (EXPENSE)
Interest	7,355	20,348
Other income	—	875
Function space rent	146,975	134,016
Partnership expenses	(1,475)	(11,620)

	152,855	143,619

NET INCOME (LOSS)	$223,928	$(180,577)

SCI DUNCANVILLE HOTEL, LTD.

STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six months ended June 30, 2008 and 2007

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$223,928	$(180,577)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	323,229	552,789
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable - trade, net	48,902	(16,476)
(Increase) decrease in prepaid expenses	(8,206)	5,150
Increase (decrease) in accounts payable	17,882	(58,229)
Increase (decrease) in accrued expenses	139,570	(110,999)
Increase in advance deposits	31,062	11,415

Total adjustments	552,439	383,650

Net cash provided by operating activities	776,367	203,073
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(32,999)	(594,172)
Increase in accounts receivable - related parties	(301,961)	—

Net cash used in investing activities	(334,960)	(594,172)
CASH FLOWS FROM FINANCING ACTIVITIES
Payment of deferred charges	—	(230,039)
Payments on note payable	—	(142,987)
Proceeds from mortgage note payable	—	14,200,000
Payments on mortgage note payable	(83,643)	(10,973,785)
Distributions to partners	(650,000)	(2,616,978)

Net cash (used in) provided by financing activities	(733,643)	236,211

NET DECREASE IN CASH AND CASH EQUIVALENTS	(292,236)	(154,888)
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	1,149,415	1,235,178

CASH AND CASH EQUIVALENTS - END OF PERIOD	857,179	1,080,290

LESS RESTRICTED CASH AND CASH EQUIVALENTS
Reserve for furniture, fixtures and equipment	(230,513)	(202,392)
Insurance escrow	(175,332)	(156,001)

Total restricted cash and cash equivalents	(405,845)	(358,393)

UNRESTRICTED CASH AND CASH EQUIVALENTS - END OF PERIOD	$451,334	$721,897

Supplemental disclosure of cash flow information:
Cash paid for interest	$420,619	$642,192

Supplemental disclosure of non-cash financing activities:
Write off of deferred costs	$—	$229,051

Apple REIT Nine, Inc.

Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2008 (unaudited)

(in thousands, except share data)

The following unaudited Pro Forma Condensed Consolidated Balance Sheet of Apple REIT Nine, Inc. gives effect to the following hotel acquisitions:

Franchise	Location	Gross Purchase Price (millions)	Actual Acquisition Date
Hilton Garden Inn	Tucson, AZ	$18.4	July 31, 2008
Homewood Suites	Charlotte, NC	5.7	September 24, 2008
Courtyard	Santa Clarita, CA	22.7	September 24, 2008
Hampton Inn & Suites	Allen, TX	12.5	September 26, 2008
Hilton Garden Inn	Twinsburg, OH	17.8	October 6, 2008
Hilton Garden Inn	Lewisville, TX	28.0	October 16, 2008
Hilton Garden Inn	Duncanville, TX	19.5	October 21, 2008

	Total	$124.6

This Pro Forma Condensed Consolidated Balance Sheet also assumes all of the hotels had been leased to our wholly-owned taxable REIT subsidiaries pursuant to master hotel lease arrangements. The hotels acquired will be managed by affiliates of Texas Western Management Partners, L.P., Dimension Development Company, McKibbon Hotel Group, Inc. and Gateway Hospitality Group, Inc. under separate management agreements.

Such pro forma information is based in part upon the historical Consolidated Balance Sheet of Apple REIT Nine, Inc. and the historical balance sheets of the hotel properties.

The following unaudited Pro Forma Condensed Consolidated Balance Sheet of Apple REIT Nine, Inc. is not necessarily indicative of what the actual financial position would have been assuming such transactions had been completed as of June 30, 2008, nor does it purport to represent the future financial position of Apple REIT Nine, Inc.

The unaudited Pro Forma Condensed Consolidated Balance Sheet should be read in conjunction with, and is qualified in its entirety by, the historical balance sheets of the acquired hotels, as included in this document.

Balance Sheet as of June 30, 2008 (unaudited)

(In thousands, except share data)

	Company Historical Balance Sheet	Pro forma Adjustments		Total Pro forma
ASSETS
Investment in hotel properties, net	$—	$127,853	(A)	$127,853
Cash and cash equivalents	162,579	(109,641	)(C)	52,938
Other assets, net	242	—		242

Total Assets	$162,821	$18,212		$181,033

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Mortgage notes payable	$—	$13,966		$13,966
Accounts payable and accrued expenses	51	4,246	(B)	4,297

Total Liabilities	51	18,212		18,263

Preferred stock, authorized 30,000,000 shares	—	—		—
Series A preferred stock, no par value, authorized 400,000,000 shares	—	—		—
Series B convertible preferred stock, no par value, authorized 480,000 shares	48	—		48
Common stock, no par value, authorized 400,000,000 shares	163,359	—		163,359
Distributions greater than net income	(637)	—		(637)

Total Shareholders’ Equity	162,770	—		162,770

Total Liabilities and Shareholders’ Equity	$162,821	$18,212		$181,033

Notes to Pro Forma Condensed Consolidated Balance Sheet (unaudited)

(A)	The estimated total purchase price for the 7 properties that have been purchased after June 30, 2008 consists of the following. This purchase price allocation is preliminary and subject to change.

(In thousands)	Tucson, AZ Hilton Garden Inn	Charlotte, NC Homewood Suites	Santa Clarita, CA Courtyard	Allen, TX Hampton Inn & Suites	Twinsburg, OH Hilton Garden Inn	Duncanville, TX Hilton Garden Inn	Lewisville, TX Hilton Garden Inn	Total Combined
Purchase price per contract	$18,375	$5,750	$22,700	$12,500	$17,792	$19,500	$28,000	$124,617
Other closing and capitalized costs (credits) incurred	131	92	73	112	143	98	94	743
Acquisition fee payable to Apple Suites Realty Group (2% of purchase price per contract)	368	115	454	250	356	390	560	2,493

Investment in hotel properties	18,874	5,957	23,227	12,862	18,291	19,988	28,654	127,853	(A)

Net other assets/(liabilities) assumed	(5)	54	(35)	(136)	(167)	(13,966)	(3,957)	(18,212	)(B)

Total purchase price	$18,869	$6,011	$23,192	$12,726	$18,124	$6,022	$24,697	$109,641	(C)

(B)	Represents other assets and liabilities assumed in the acquisition of the hotel including, mortgages payable, operational charges and credits and prepaid or accrued property taxes.

(C)	Represents the reduction of cash and cash equivalents by the amount utilized to fund the acquisitions.

Apple REIT Nine, Inc.

Pro Forma Condensed Consolidated Statements of Operations (unaudited)

For the year ended December 31, 2007 and six months ended June 30, 2008

(in thousands, except per share data)

The following unaudited Pro Forma Condensed Consolidated Statements of Operations of Apple REIT Nine, Inc. gives effect to the following hotel acquisitions:

Franchise	Location	Gross Purchase Price (millions)	Actual Acquisition Date
Hilton Garden Inn	Tucson, AZ	$18.4	July 31, 2008
Homewood Suites	Charlotte, NC	5.7	September 24, 2008
Courtyard	Santa Clarita, CA	22.7	September 24, 2008
Hampton Inn & Suites	Allen, TX	12.5	September 26, 2008
Hilton Garden Inn	Twinsburg, OH	17.8	October 6, 2008
Hilton Garden Inn	Lewisville, TX	28.0	October 16, 2008
Hilton Garden Inn	Duncanville, TX	19.5	October 21, 2008

	Total	$124.6

These Pro Forma Condensed Consolidated Statements of Operations also assume all of the hotels had been leased to our wholly-owned taxable REIT subsidiaries pursuant to master hotel lease arrangements. The hotels acquired will be managed by affiliates of Texas Western Management Partners, L.P., Dimension Development Company, McKibbon Hotel Group, Inc. and Gateway Hospitality Group, Inc. under separate management agreements.

Such pro forma information is based in part upon the historical Consolidated Statements of Operations of Apple REIT Nine, Inc. and the historical Statements of Operations of the hotel properties.

The following unaudited Pro Forma Condensed Consolidated Statements of Operations of Apple REIT Nine, Inc. are not necessarily indicative of what the actual financial results would have been assuming such transactions had been completed on the latter of January 1, 2007, or the date the hotel began operations nor do they purport to represent the future financial results of Apple REIT Nine, Inc.

The unaudited Pro Forma Condensed Consolidated Statements of Operations should be read in conjunction with, and is qualified in its entirety by the historical Statements of Operations of the acquired hotels, as included in this document.

Pro Forma Condensed Consolidated Statement of Operations (unaudited)

For the six months ended June 30, 2008

(In thousands, except per share data)

	Company Historical Statement of Operations	Tucson, AZ Hilton Garden Inn (A)	Charlotte Lakeside Hotel, L.P. Charlotte, NC Homewood Suites (A)	Santa Clarita, CA Courtyard (A)	Allen Stacy Hotel, Ltd. Allen, TX Hampton Inn & Suites (A)	RSV Twinsburg Hotel, Ltd. Twinsburg, OH Hilton Garden Inn (A)	SCI Duncanville Hotel, Ltd. Duncanville, TX Hilton Garden Inn (A)	SCI Lewisville Hotel, Ltd. Lewisville, TX Hilton Garden Inn (A)	Pro forma Adjustments		Total Pro forma
Revenue:
Room revenue	$—	$944	$1,026	$1,759	$1,604	$1,794	$2,198	$2,208	$—		$11,533
Other revenue	—	158	19	217	55	731	897	1,084	—		3,161

Total revenue	—	1,102	1,045	1,976	1,659	2,525	3,095	3,292	—		14,694

Expenses:
Operating expenses	—	356	646	811	690	1,330	1,482	1,606	—		6,921
General and administrative	111	364	207	373	115	199	205	268	500	(B)	2,342
Management and franchise fees	—	111	93	176	114	216	260	199	—		1,169
Taxes, insurance and other	—	76	60	159	131	144	186	172	—		928
Depreciation of real estate owned	—	275	238	546	266	234	323	685	(2,567	)(C)	1,867
									1,867	(D)
Interest, net	(385)	284	623	556	282	306	415	571	(2,177	)(E)	475

Total expenses	(274)	1,466	1,867	2,621	1,598	2,429	2,871	3,501	(2,377)		13,702
Gain on debt cancellation	—	—	(1,711)	—	—	—	—	—	1,711	(E)	—
Income tax expense	—	—	—	—	—	—	—	—	—	(G)	—

Net income (loss)	$274	$(364)	$889	$(645)	$61	$96	$224	$(209)	$666		$992

Basic and diluted earnings per common share	$0.09										$0.09

Weighted average common shares outstanding—basic and diluted	3,196								8,128	(F)	11,324

Pro Forma Condensed Consolidated Statement of Operations (unaudited)

For the year ended December 31, 2007

(In thousands, except per share data)

	Company Historical Statement of Operations	Charlotte Lakeside Hotel, L.P. Charlotte, NC Homewood Suites (A)	Santa Clarita, CA Courtyard (A)	Allen Stacy Hotel, Ltd. Allen, TX Hampton Inn & Suites (A)	RSV Twinsburg Hotel, Ltd. Twinsburg, OH Hilton Garden Inn (A)	SCI Duncanville Hotel, Ltd. Duncanville, TX Hilton Garden Inn (A)	SCI Lewisville Hotel, Ltd. Lewisville, TX Hilton Garden Inn (A)	Pro forma Adjustments		Total Pro forma
Revenue:
Room revenue	$—	$2,735	$2,019	$2,873	$3,565	$3,806	$1,198	$—		$16,196
Other revenue	—	55	310	106	1,637	1,888	652	—		4,648

Total revenue	—	2,790	2,329	2,979	5,202	5,694	1,850	—		20,844

Expenses
Operating expenses	—	1,501	1,091	1,213	2,626	2,802	1,107	—		10,340
General and administrative	15	460	464	220	416	408	195	900	(B)	3,078
Management and franchise fees	—	248	205	204	439	435	100	—		1,631
Taxes, insurance and other	—	115	169	195	263	258	122	—		1,122
Depreciation of real estate owned	—	448	867	551	446	932	1,099	(4,343	)(C)	2,600
								2,600	(D)
Interest, net	2	47	612	587	612	1,070	690	(2,795	)(E)	825

Total expenses	17	2,819	3,408	2,970	4,802	5,905	3,313	(3,638)		19,596
Income tax expense	—	—	—	—	—	—	—	—	(G)	—

Net income (loss)	$(17)	$(29)	$(1,079)	$9	$400	$(211)	$(1,463)	$3,638		$1,248

Basic and diluted earnings per common share	$(1,684.60)									$0.16

Weighted average common shares outstanding—basic and diluted	—							7,653	(F)	7,653

Notes to Pro Forma Condensed Consolidated Statements of Operations (unaudited):

(A)	Represents results of operations for the hotels on a pro forma basis as if the hotels were owned by the Company at January 1, 2007 for the respective period prior to acquisition by the Company. The Company was initially formed on November 9, 2007, and had no operations prior to that date. Additionally, three properties began operations subsequent to January 1, 2007 and had limited historical operational activity prior to their opening. These properties are as follows: Santa Clarita, California Courtyard opened in May 2007, Lewisville, Texas Hilton Garden Inn opened in August 2007, and Tucson, Arizona Hilton Garden Inn opened in March 2008.

(B)	Represents adjustments to level of administrative and other costs associated with being a public company and owning additional properties, including the advisory fee, accounting and legal expenses, net of cost savings derived from owning multiple operating properties.

(C)	Represents elimination of historical depreciation and amortization expense of the acquired properties.

(D)	Represents the depreciation on the hotels acquired based on the purchase price allocation to depreciable property and the dates the hotels began operation. The weighted average lives of the depreciable assets are 39 years for building and seven years for furniture, fixtures and equipment (FF&E). These estimated useful lives are based on management’s knowledge of the properties and the hotel industry in general.

(E)	Interest expense and gain on debt cancellation related to prior owner’s debt which was not assumed has been eliminated. Interest income has been adjusted for funds used to acquire properties as of January 1, 2007, or the dates the hotels began operations.

(F)	Represents the weighted average number of shares required to be issued to generate the purchase price of each hotel, net of any debt assumed. The calculation assumes all properties were acquired on the latter of January 1, 2007, or the dates the hotels began operations.

(G)	Estimated income tax expense of our wholly owned taxable REIT subsidiaries is zero based on the contractual agreement put in place between the Company and our lessees, based on a combined tax rate of 40% of taxable income. Based on the terms of the lease agreements, our taxable subsidiaries would have incurred a loss during these periods. No operating loss benefit has been recorded as realization is not certain.